PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED FEBRUARY 13, 2006)

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-131462

$48,000,000
($45,600,000 gross proceeds)

Eschelon Operating Company

8 3/8% Senior Second Secured Notes due 2010

We are a leading facilities based provider of integrated voice and data communications services to small and medium-sized businesses in 19 markets in the western United States.

The Notes

Issuer.   The issuer of the notes is Eschelon Operating Company, a wholly owned subsidiary of Eschelon Telecom, Inc.

Use of Proceeds.   The net proceeds from the notes will be used for general corporate purposes, including funding the purchase price of the OTI Acquisition (which may include repaying indebtedness of OTI) and any future acquisitions, and to pay all associated fees and expenses of the offering. See the sections entitled “Prospectus Supplement Summary—Recent Developments”, “Prospectus Supplement Summary—The Offering” and “Use of Proceeds.”

Interest Payments.   We will pay interest on the principal amount at maturity of the notes at an annual rate of 8 3/8%. We will make interest payments on the notes semi-annually, on March 15 and September 15 of each year, beginning on September 15, 2006.

Maturity.   The notes will mature on March 15, 2010.

Guarantees.   The notes will be fully, unconditionally and irrevocably guaranteed on a senior second secured basis by our parent company, Eschelon Telecom, Inc., and its existing and future domestic restricted subsidiaries jointly and severally.

Ranking.   The notes and the guarantees will rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness and equal in right of payment with all of our and the guarantors' existing and future senior indebtedness.

Security.   The notes and the guarantees will be secured by a second priority lien on substantially all of our assets, subject to certain exceptions. The lien on the collateral securing any credit agreement, as well as liens securing certain other permitted indebtedness, will be senior to the lien securing the notes and the guarantees.

Optional Redemption.   On or after March 15, 2007, we may redeem some or all of the notes at a premium that will decrease over time as set forth in this offering circular, plus accrued and unpaid interest, if any. Prior to March 15, 2007, up to 35% of the aggregate principal amount at maturity of the notes may be redeemed at our option with the net proceeds of certain equity offerings at 112% of their accreted value, plus accrued and unpaid interest, if any. In addition, we may, at our option upon a change of control, redeem all, but not less than all, of the notes at any time prior to March 15, 2007, at 112% of their accreted value, plus accrued and unpaid interest, if any.

Change of Control Offer.   If we experience a change of control, the holders of the notes will have the right to require us to purchase their notes at 101% of the accreted value thereof, plus accrued and unpaid interest, if any.

Asset Sale Offer.   If we sell assets and do not use the proceeds for specified purposes, we may be required to offer to use the proceeds to repurchase the notes at 100% of their accreted value, plus accrued and unpaid interest, if any.

Terms.   The notes offered hereby will have the same terms as our outstanding $107.25 million aggregate principal amount at maturity of 8 3/8% senior second secured notes due 2010 (which we refer to as the Outstanding Notes.) After consummation of this offering, a portion of the notes will be automatically exchanged for an identical principal amount of Outstanding Notes. Consequently, immediately following such automatic exchange, each holder of the notes will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder.

Additional Notes.   In connection with a subsequent issuance of additional notes, a portion of your notes may be automatically exchanged for an identical principal amount of the additional notes issued in such subsequent issuance and, in that event, a portion of your notes will be replaced with new notes. For more information regarding these automatic exchanges and the effect they may have on your investment, see the sections entitled “Description of the Notes—Additional Notes” and “Material U.S. Federal Income Tax Consequences—U.S. Holders—Automatic Exchange of Notes for Outstanding Notes.”

Delivery.   The notes will be ready for delivery in book-entry form only through the Depository Trust Company on or about March 28, 2006.

Investing in our securities involves risks. Please see “Risk Factors” beginning on page S-10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus supplement. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price[1]	95.0%	$45,600,000
Underwriting Discounts and Commissions	1.9%	$912,000
Proceeds to us (before expenses)	93.1%	$44,688,000

1                     Plus accrued interest from March 15, 2006.

Sole Book-Running Manager

Jefferies & Company

The date of this prospectus supplement is March 22, 2006.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement contains the terms of this offering.

This prospectus supplement is part of and should be read in conjunction with the accompanying prospectus. The information we present in this prospectus supplement may add, update or change information included in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in the accompanying prospectus, will apply and will supersede that information in the accompanying prospectus.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus supplement to “Eschelon,” “we,” “us” and “our” and similar terms refer to Eschelon Telecom, Inc. and its direct and indirect subsidiaries on a consolidated basis.

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the documents incorporated by reference into this prospectus supplement contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in “Risk Factors” herein and in the documents incorporated by reference. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights certain significant aspects of our business and this offering, but you should carefully read this entire prospectus supplement and the accompanying prospectus, including the financial data and related notes and the documents incorporated by reference, which are described under “Incorporation by Reference,” before making an investment decision. Because this is a summary, it may not contain all the information that is important to you. Our actual results could differ materially from those anticipated in certain forward-looking statements contained in this prospectus supplement as a result of certain factors, including those set forth under “Risk Factors.”

ESCHELON

We are a competitive local exchange carrier, headquartered in Minneapolis, Minnesota. We were incorporated in Minnesota in 1996 and in Delaware in 1999 under the name Advanced Telecommunications, Inc. before changing our name to Eschelon Telecom, Inc. in 2000. We are a leading facilities-based provider of integrated voice and data communications services to small and medium-sized businesses in 19 markets in the western United States. Our voice and data services, which we refer to as network services, include local dial tone, long distance, enhanced voice features and dedicated Internet access services. We also sell, install and maintain business telephone and data systems and equipment, which we refer to as business telephone systems. We provide these products and services individually or in customized packages to address our customers’ need for a fully-outsourced voice and data network solution.

Our principal executive offices are located at 730 Second Avenue South, Suite 900, Minneapolis, MN 55402 and our telephone number is (612) 376-4400. Our website address is www.eschelon.com. Information contained in our website is not a part of this prospectus supplement.

RECENT DEVELOPMENTS

On January 27, 2006, we entered into a definitive agreement to acquire Oregon Telecom, Inc. (“OTI”) for $20.0 million in cash (the “OTI Acquisition’’). OTI sells local, long distance and Internet access services in Oregon to approximately 6,000 customers that have approximately 45,000 access lines. OTI is located primarily in our existing markets and they serve the same business segment—small and medium business customers. Based on unaudited financial information provided to us by OTI, we believe that OTI had 2005 revenues of $23.8 million, cash flows of $(1.2) million and EBITDA of $2.5 million. We believe that we can increase EBITDA by approximately $3.0 million by reducing headcount and moving OTI customers onto our network. We believe that OTI fits our acquisition filter very well.

Subject to customary closing conditions and receipt of regulatory approvals, the OTI Acquisition is expected to close during the first half of April 2006. This offering is not conditioned on the closing of the OTI Acquisition and the OTI Acquisition is not conditioned on the closing of this offering.

THE OFFERING

The summary below describes the principal terms of the notes and is not intended to be complete. Certain of the terms and conditions described below are subject to important limitations and exceptions. The section entitled “Description of the Notes” contains a more detailed description of the terms and conditions of the notes.

Issuer	Eschelon Operating Company.
Securities Offered

$48,000,000 principal amount at maturity of 8 3/8% Senior Second Secured Notes due 2010. The notes will be issued under the indenture dated as of March 17, 2004, as amended and supplemented (the “Indenture”), under which we previously issued $165 million aggregate principal amount at maturity of 8 3/8% Senior Second Secured Notes due 2010, of which $107.25 million aggregate principal amount at maturity is outstanding, which we refer to as the Outstanding Notes. The notes offered hereby are part of the same class of debt securities under the indenture governing the Outstanding Notes and have substantially the same terms as the Outstanding Notes. After the consummation of this offering, a portion of such notes will be automatically exchanged for an identical principal amount of our Outstanding Notes. Consequently, immediately following such automatic exchange, each holder of the notes will own an inseparable unit composed of notes of each separate issuance in the same proportion as each other holder. The automatic exchange of notes described above is intended to ensure that each holder of notes, whenever issued, is required to report the same amount of original issue discount for each $1,000 of principal amount at maturity of such notes held, and therefore that all notes subject to the automatic exchange are effectively fungible.

Issue Price	95.0% of the principal amount at maturity.
Gross Proceeds	$45,600,000
Maturity Date	The notes will mature on March 15, 2010.
Interest Rate	We will pay interest on the principal amount at maturity of the notes at an annual rate of 8 3/8%.
Interest Payment Dates

We will make interest payments on the notes semiannually, on each March 15 and September 15, beginning on September 15, 2006. The notes will accrue interest from March 15, 2006, the last interest payment date for the Outstanding Notes.

Original Issue Discount

The notes will be issued with original issue discount, or OID, for federal income tax purposes. Thus, holders of notes will generally be required to include the amounts representing OID in gross income for U.S. federal income tax purposes on a constant yield basis in advance of receipt of the cash payments to which the income is attributable. See the section entitled “Material U.S. Federal Income Tax Consequences.”

Guarantees

The notes will be fully, unconditionally and irrevocably guaranteed on a senior second secured basis by Eschelon Telecom, Inc. and each of its existing and future domestic restricted subsidiaries other than the issuer, jointly and severally, subject to insolvency and fraudulent conveyance limitations. See the section entitled “Description of the Notes—Guarantees.”

Ranking

The notes and the guarantees will rank senior in right of payment to all of our and the guarantors’ existing and future subordinated indebtedness and equal in right of payment with all of our and the guarantors’ existing and future senior indebtedness.

Security	The notes and the guarantees will be secured by a second priority lien on substantially all existing and future property and assets owned by the guarantors and us, except as described below.
The collateral will not include:
(i) the capital stock or other securities issued by any existing or future subsidiary owned by us or any guarantor;
(ii) real property leasehold interests;
(iii) any property or assets owned by any foreign subsidiaries; and
(iv) any property in which a lien may not be granted, whether because we are unable to obtain necessary third party consents, governmental approvals, or otherwise.
We will use reasonable best efforts to obtain necessary consents and government approvals, other than with respect to certain equipment securing capitalized leases.

The obligations under any future senior credit facility and certain other indebtedness permitted under the indenture may be secured by a first priority lien on our assets. In addition, the indenture permits us to grant liens on a first priority basis to secure indebtedness, the proceeds of which are used by us to acquire assets if, immediately thereafter, the ratio of first priority claims to pro forma consolidated cash flow for the preceding two full fiscal quarters multiplied by two would be greater than zero and less than 2.75 to 1.00. As a result, the notes would become effectively subordinated to these obligations to the extent the value of such pledged assets is less than or equal to the amount of such obligations. No appraisals of any collateral have been prepared in connection with the offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay any of our obligations under the notes or any of the guarantees thereof, in full or at all, after first satisfying our obligations in full under our senior credit facility and any other obligations secured by a first priority lien on the collateral.

Any proceeds received by the trustee on behalf of the holders of the notes from the sale of the collateral securing the notes and the guarantees prior to the payment in full of our obligations secured by the first priority liens must be delivered to the holders of those obligations.

By their acceptance of the notes, holders will authorize the collateral agent and trustee to enter into an intercreditor agreement with the first lien agent and the holders of first priority claims. The intercreditor agreement will provide that the first lien agent and the holders of first priority claims will control, at all times prior to the payment in full in cash of the first priority claims (and, if applicable, the termination of all commitments thereunder and the cash collateralization of any outstanding and undrawn letters of credit), all remedies and other actions related to the collateral. The second priority liens will not entitle the trustee, collateral agent or the holders of any notes, or any of the guarantees thereof, to take any action whatsoever with respect to the collateral prior to such time or contesting priority, validity, perfection or enforceability of the first priority claims (and all such action shall be taken exclusively by the holders of first priority claims or their applicable designees). In addition, (i) the holders of first priority claims or their applicable designees will have exclusive rights regarding the exercise or the forbearance from the exercise of rights and remedies with respect to the collateral and the release of collateral; (ii) proceeds of collateral will be applied first, to first priority claims, and second, to the obligations under the notes and guarantees; and (iii) in bankruptcy, the trustee may not challenge priming liens to secure a debtor-in-possession financing as long as priming liens are senior to or pari passu with liens securing the first priority claims. As a result, neither the trustee nor the holders of the notes will be able to force a sale of the collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of first priority claims. The intercreditor agreement will also provide that the trustee, the collateral agent and the holders shall not contest (or support any other person contesting) (a) any request by the first lien agent or the holders of firstpriority claims for adequate protection or (b) any objection by the first lien agent or the holders of first priority claims to any motion, relief, action or proceeding based on their claiming a lack of adequate protection. The documents governing the noteholders’ rights in the collateral generally provide that, if the holders of first priority claims waive, amend, modify or vary the documents governing the first priority claims, the comparable second priority lien documents will also automatically be so waived, amended, modified or varied without the consent of the trustee or the holders of the notes, unless such change, waiver or modification materially adversely affects the rights of the holders of the notes and not the holders of first priority claims in a like or similar manner. The assignment of or grant of a security interest in our regulatory authorizations may be subject to restrictions imposed by the FCC or any PUC on our ability to assign its interest in or transfer control of any regulatory authorizations. The assignment of or grant of a security interest in any state or local franchises or licenses may be subject to similar government restrictions.

	The exercise of any rights or remedies under any collateral document by the collateral agent or any holder of a note that may require FCC or PUC approval shall be subject to obtaining such approval.
Optional Redemption

On or after March 15, 2007, we may redeem some or all of the notes at the following redemption prices, expressed as percentages of their accreted value, plus accrued and unpaid interest, if any, to the date of redemption:

	For the period below	Percentage
	On or after March 15, 2007	106.000%
	On or after March 15, 2008	103.000%
	On or after March 15, 2009	100.000%

Prior to March 15, 2007, up to 35% of the aggregate principal amount at maturity of the notes may be redeemed at our option with the net proceeds of certain equity offerings at 112.000% of their accreted value, plus accrued and unpaid interest, if any, to the date of redemption, provided that, following such redemption, at least 65% of the aggregate principal amount at maturity of the notes originally issued under the Indenture remains outstanding. In addition, we may, at our option upon a change of control, redeem all, but not less than all, of the notes at any time prior to March 15, 2007 at 112.000% of their accreted value, plus accrued and unpaid interest, if any, to the redemption date.

Change of Control Offer

If we experience a change of control, the holders of the notes will have the right to require us to purchase their notes at 101% of the accreted value thereof, plus accrued and unpaid interest, if any.

Asset Sale Offer

If we sell assets and do not use the proceeds for specified purposes, we may be required to offer to use the proceeds to repurchase the notes at 100% of their accreted value, plus accrued and unpaid interest, if any.

Mandatory Redemption

On September 15, 2009, if any notes are outstanding, we will be required to redeem 3.5% of each then outstanding note’s aggregate accreted value, or the Mandatory Principal Redemption Amount, at a redemption price of 100% of the accreted value of the portion of notes so redeemed; provided, that we shall simultaneously be required to redeem an additional portion of each note to the extent required to prevent such note from being treated as an applicable high yield discount obligation within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. The Mandatory Principal

Redemption Amount represents, with respect to each

note, an amount approximately equal to (i) the excess of the accreted value of the Outstanding Notes over the original issue price thereof less (ii) an amount equal to one year’s simple uncompounded interest on the aggregate original issue price of such Outstanding Notes at a rate per annum equal to the yield to maturity on the Outstanding Notes.

Certain Indenture Covenants	We will issue the notes under an indenture. The indenture will contain covenants limiting our ability to, among other things:
• incur additional indebtedness;
• pay dividends or make other distributions;
• redeem or purchase our equity interests;
• redeem or purchase subordinated debt;
• make certain acquisitions or investments;
• use assets as security in other transactions or otherwise create liens;
• enter into transactions with affiliates;
• merge or consolidate;
• allow dividend or other payment restrictions with regardto our existing and future restricted subsidiaries; and
• transfer or sell assets, including the equity interests ofour existing and future restricted subsidiaries, or use asset sale proceeds.
These covenants will be subject to a number of important exceptions and qualifications and are described in more detail in the section entitled “Description of the Notes—Certain Covenants.”
Automatic Exchange; Procedures Relating to Subsequent Issuances

In the event the notes are treated as issued at an issue price different from the adjusted issue price of the Outstanding Notes, or if we otherwise determine that the notes need to have a new CUSIP number, then, after consummation of this offering, a portion of each holder’s notes will be automatically exchanged, without any action by such holder, for a portion of the Outstanding Notes, and the records of any record holders of the notes will be revised to reflect each such exchange.

Consequently, following such automatic exchange, without any action by such holder, each holder of the notes will own an inseparable unit composed of the notes and the Outstanding Notes, in the same proportion as each other holder. However, the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange.

In addition, subject to certain conditions, including satisfaction of the debt incurrence test, the indenture governing the notes permits the issuance of additional notes with terms identical to the notes, except for the issuance date and issue price. If such an additional issuance occurs, an automatic exchange (similar to that discussed above) may occur. In the event additional notes that are restricted securities are issued under the indenture, the automatic exchange among holders of Outstanding Notes will not occur unless and until such notes are exchanged pursuant to a registered exchange offer, and then only with respect to notes issued in such exchange offer. An automatic exchange whether occurring in connection with the issuance of the notes offered hereby or as a result of the issuance of additional notes, may affect the tax treatment of the holders of the notes and could cause a holder of notes to recognize additional amounts of income as OID in advance of the receipt of cash payments to which such income is attributable. See the section entitled “Material U.S. Federal Income Tax Consequences—U.S. Holders—Automatic Exchange of Notes for Outstanding Notes.”

Use of Proceeds

The net proceeds from the notes will be used for general corporate purposes, including funding the purchase price of the OTI Acquisition (which may include repaying indebtedness of OTI) and any future acquisitions, and to pay all associated fees and expenses of this offering.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preferred stock dividends for each of the five fiscal years ending December 31, 2001, 2002, 2003, 2004 and 2005, respectively, are set forth below. The information set forth below should be read in conjunction with the financial information incorporated by reference herein. For purposes of these calculations, “earnings” represents pretax income (loss) from continuing operations before fixed charges and “fixed charges” consist of interest expense, amortization of debt financing and an amount equivalent to interest included in rental charges.

	Year ended December 31,
	2001	2002		2003	2004		2005
Ratio of earnings to fixed charges(1)	—	4.3	x	—	1.1	x	—
Ratio of earnings to combined fixed charges and preferred stock dividends(1)	—	4.3	x	—	1.1	x	—

(1)          Earnings were insufficient to cover fixed charges and combined fixed charges and preference security dividends for the years ended December 31, 2001, 2003 and 2005 by approximately $53.7 million, $17.2 million and $31.6 million, respectively.

USE OF PROCEEDS

We anticipate receiving net proceeds in the amount of approximately $44.7 million from this offering after deducting underwriting discounts and other fees and expenses related to this offering. We will use such net proceeds for our general corporate purposes, including funding the purchase price of the OTI Acquisition (which may include repaying indebtedness of OTI) and any future acquisitions, making additions to our working capital, and paying all associated fees and expenses of the offering.

RISK FACTORS

This offering involves a high degree of risk. You should consider carefully the risks and uncertainties described below and under the caption “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2005 and in any of our other filings with the Securities and Exchange Commission (the “Commission”) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, and the other information in this prospectus supplement, including the financial statements and the notes thereto included or incorporated by reference herein before deciding to invest in the notes. While these are the risks and uncertainties we believe are most important for you to consider, you should know that they are not the only risks or uncertainties facing us or which may adversely affect our business. If any of the following risks or uncertainties actually occurs, our business, financial condition or results of operations would likely suffer. Additional risks and uncertainties not presently known to us or that are not currently believed to be important to you also may adversely affect our company. For more information, see “Where You Can Find More Information.”

Risks Related to the Notes

The level of our outstanding total debt may adversely affect our financial health and prevent us from fulfilling our obligations under the notes.   After giving effect to the offering of notes hereby, as of December 31, 2005, we would have approximately $137.7 million of total indebtedness outstanding, excluding capital lease obligations. Our indebtedness could significantly affect our business and our ability to fulfill our financial obligations. For example, a high level of indebtedness could:

•       make it more difficult for us to satisfy our current and future debt obligations;

•       limit our ability to borrow additional funds or obtain other forms of financing;

•       increase our vulnerability to general adverse economic and industry conditions;

•       limit our ability to fund working capital, capital expenditures and other general corporate requirements out of future operating cash flows or with additional debt or equity financing;

•       limit our flexibility in planning for, or reacting to, changes in our business or our industry;

•       place us at a disadvantage to competitors with less debt; and

•       make us vulnerable to interest rate fluctuations, if we incur any indebtedness that bears interest at variable rates.

A default in our debt obligations, including a breach of any restrictive covenant imposed by the terms of our indebtedness, could result in the acceleration of the notes. In such a situation, it is unlikely that we would be able to fulfill our obligations under the notes or that we would otherwise be able to repay the accelerated indebtedness or make other required payments. Even in the absence of an acceleration of our indebtedness, a default under the terms of our indebtedness could have an adverse impact on our ability to satisfy our debt service obligations and on the trading price of the notes.

Despite our substantial indebtedness, we may still incur significantly more debt. This could exacerbate the risks described above.   Although the indenture governing the notes contains restrictions on the incurrence of additional debt, these restrictions are subject to a number of qualifications and exceptions and, under certain circumstances, debt incurred in compliance with these restrictions, including secured debt, could be substantial. Adding additional debt to current debt levels could exacerbate the leverage-related risks described above. Although we do not currently anticipate the need to raise additional financing to fund capital expenditures or operations for at least the next 12 months, we are contemplating entering into a working capital facility to provide additional liquidity. Indebtedness under any such facility could be secured by a first priority lien on our assets.

To service our indebtedness, including the notes, we will require a significant amount of cash. The ability to generate cash depends on many factors beyond our control.   Our ability to make payments on and to refinance our indebtedness, including the notes, and to fund planned capital expenditures will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control.

We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us in an amount sufficient to enable us to pay our indebtedness, including the notes, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, including the notes, on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including the notes and any credit facility that we many enter into in the future, on commercially reasonable terms or at all.

There may not be sufficient collateral to pay all or any portion of the notes.   Indebtedness and other obligations under senior secured indebtedness that we may incur in the future may be secured by a first priority lien on substantially all of our tangible and intangible assets. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding against us, the assets that are pledged as shared collateral securing these first priority claims and the notes must be used first to pay first priority claims in full before any payments are made on the notes.

The indenture allows a significant amount of indebtedness and other obligations to be secured by a first priority lien on the same collateral securing the notes, provided that, in each case, such indebtedness or other obligation is otherwise permitted under the indenture. Any additional obligations, including additional notes, secured by a lien on the collateral securing the notes, whether senior to or equal with the second priority lien securing the notes, will dilute the value of the collateral securing the notes.

Some of our assets, such as the capital stock of our subsidiaries, are not part of the collateral securing the notes, but may secure first priority claims. With respect to the assets that are not part of the collateral securing the notes, the notes will be effectively junior to these obligations to the extent of the value of such assets. There is no requirement that the holders of first priority claims first look to these excluded collateral before foreclosing, selling or otherwise acting upon the collateral shared with the notes.

Prior to granting a lien on its assets, Eschelon Telecom of Arizona, Inc. is required to obtain approval of the applicable Arizona regulatory authorities. While we have agreed to use and are using our reasonable best efforts to obtain such approval, no assurance can be given that we will be successful in obtaining such approval. Accordingly, the holders of the notes may never receive a lien on such assets.

No appraisals of any collateral have been prepared in connection with the offering of the notes. The value of the collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the collateral. By their nature, some or all of the collateral may be illiquid and may have no readily ascertainable market value. The value of the assets pledged as collateral for the notes could be impaired in the future as a result of changing economic conditions, competition or other future trends. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the collateral will be sufficient to pay our obligations under the notes, in full or at all, after first satisfying our obligations in full under first priority claims. In addition, we may not have second priority liens perfected on all of the collateral securing the notes prior to the closing of the exchange offer. See the section entitled “Description of the Notes—Collateral.” Accordingly, there may not be sufficient collateral to pay all or any of the amounts due on the notes. Any claim for the difference between the amount, if any, realized by holders of the notes from the sale of the collateral securing the notes and the obligations under the notes will rank equally in right of payment with all of our other unsecured unsubordinated indebtedness and other obligations, including trade payables.

Holders of notes will not control decisions regarding collateral.   The holders of the first priority claims will control substantially all matters related to the collateral securing the first priority claims and the notes. The holders of first priority claims may dispose of, release, foreclose on, or take other actions with respect to the shared collateral with which holders of the notes may disagree or that may be contrary to the interests of holders of the notes. To the extent shared collateral is released from securing first priority claims to satisfy such claims, the second priority liens securing the notes will also automatically be released without any further action by the trustee, collateral agent or the holders of the notes.

The security documents generally provide that, so long as first priority claims are in effect, if the first priority lien holders waive, amend, modify or vary the first priority lien documents, the comparable second priority lien documents will automatically be so waived, amended, modified or varied without the consent of the trustee, collateral agent or the holders of the notes and guarantees thereof, unless such waiver, amendment, modification or variation materially adversely affects the rights of the holders of the notes and guarantees thereof and not the first priority lien holders in a like or similar manner.

There is no requirement that the holders of first priority claims release or otherwise take any action with respect to excluded collateral before releasing or otherwise taking action with respect to the collateral shared with the notes. See the section entitled “Description of the Notes—Collateral.” Furthermore, the security documents allow us and our subsidiaries to remain in possession of, to retain exclusive control over, to freely operate, and to collect, invest and dispose of any income from, the collateral securing the notes.

Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.   The right of the collateral agent for the notes to repossess and dispose of the collateral securing the notes upon acceleration is likely to be significantly impaired by federal bankruptcy law if bankruptcy proceedings are commenced by or against us prior to or possibly even after the collateral agent has repossessed and disposed of the collateral. Under the U.S. Bankruptcy Code, a secured creditor, such as the collateral agent for the notes, is prohibited from repossessing its security from a debtor in a bankruptcy case, or from disposing of security repossessed from a debtor, without bankruptcy court approval. Moreover, bankruptcy law permits the debtor to continue to retain and to use collateral, and the proceeds, products, rents, or profits of the collateral, even though the debtor is in default under the applicable debt instruments, provided that the secured creditor is given “adequate protection.” The meaning of the term “adequate protection” may vary according to circumstances, but it is intended in general to protect the value of the secured creditor’s interest in the collateral and may include cash payments or the granting of additional security, if and at such time as the court in its discretion determines, for any diminution in the value of the collateral as a result of the stay of repossession or disposition or any use of the collateral by the debtor during the pendency of the bankruptcy case. In view of the broad discretionary powers of a bankruptcy court, it is impossible to predict how long payments under the notes could be delayed following commencement of a bankruptcy case, whether or when the collateral agent would repossess or dispose of the collateral, or whether or to what extent holders of the notes would be compensated for any delay in payment of loss of value of the collateral through the requirements of “adequate protection.” Furthermore, in the event the bankruptcy court determines that the value of the collateral is not sufficient to repay all amounts due on the notes, the holders of the notes would have “undersecured claims” as to the difference. Federal bankruptcy laws do not permit the payment or accrual of interest, costs, and attorneys’ fees for “undersecured claims” during the debtor’s bankruptcy case.

Rights of holders of notes in the collateral may be adversely affected by the failure to perfect liens on certain collateral acquired in the future.   The liens securing the notes covers substantially all of our assets, whether now owned or acquired or arising in the future. Applicable law requires that certain property and rights acquired after the grant of a general security interest or lien can only be perfected at the time such property and rights are acquired and identified. There can be no assurance that the trustee or the collateral agent will monitor, or that we will inform the trustee or the collateral agent of, the future acquisition of property and rights that constitute collateral, and that the necessary action will be taken to properly perfect the lien on such after acquired collateral. The collateral agent for the notes has no obligation to monitor the acquisition of additional property or rights that constitute collateral or the perfection of any security interests therein. Such failure may result in the loss of the lien thereon or of the priority of the lien securing the notes.

Our ability to repurchase notes with cash upon a change of control may be limited.   In certain circumstances constituting a Change of Control, as defined in the section entitled “Description of the Notes—Certain Definitions,” the holders of the notes may require us to repurchase some or all of the holders’ notes. No assurances can be made that we will have sufficient financial resources at such time or would be able to arrange financing to pay the repurchase price of the notes in cash. Our ability to repurchase the notes for cash in such an event may be limited by law or by the terms of other agreements. In addition, a Change of Control may trigger repayment obligations under the terms of other indebtedness. We may not have, or be able to raise, sufficient funds to satisfy our repayment or repurchase obligations.

There may be adverse tax consequences to you as a result of an automatic exchange.   Under the terms of the indenture governing the notes and the related agreements with The Depository Trust Company, or DTC, after consummation of this offering, a portion of each holder’s notes will be automatically exchanged for a portion of the Outstanding Notes and the records of any record holders of the notes will be revised to reflect such exchanges. Similar rules will apply in the event that additional notes are issued subsequent to the issuance of the notes. Consequently, immediately following each such automatic exchange, without any further action by such holder, each holder of the notes and each holder of Outstanding Notes will own an inseparable unit comprised of a proportionate percentage of both the Outstanding Notes and the notes, but the aggregate stated principal amount of notes owned by each holder will not change as a result of such subsequent issuance and exchange.

Following the automatic exchange, we and our agents will report any OID on the Outstanding Notes and the notes ratably among all holders, and each holder of the notes will, by purchasing notes, agree to report OID in a manner consistent with this approach. However, there can be no assurance that the IRS will not assert that OID attributable to the Outstanding Notes and the notes should be reported only to the persons that initially acquired such Outstanding Notes or notes and their transferees. In such case, the IRS might further assert that, unless a holder can establish that it is not such a person or transferee thereof, all of the notes held by such holder have the maximum amount of OID contained in either the Outstanding Notes or the notes. Any of these assertions by the IRS could create significant uncertainties in the pricing of the notes and could adversely affect the market for the notes.

In addition, the IRS may assert that the automatic exchange is a taxable exchange for U.S. federal income tax purposes. If such assertion were sustained, and if the value of the Outstanding Notes on the date of the automatic exchange were higher than your basis in the notes, you would recognize gain on the automatic exchange (but any loss probably would not be recognized). We intend to take the position that the automatic exchange of notes, as described above, will not result in a taxable exchange of your notes for U.S. federal income tax purposes, but because of a lack of legal authority on point, our counsel is unable to opine on this matter.

Subsequent issuances of notes may have the same consequences as described above and, in addition, may adversely affect your tax treatment by increasing the OID that you were previously accruing with respect to the notes. See “Material U.S. Federal Income Tax Consequences.”

We may be subject to laws relating to fraudulent conveyance.   Various fraudulent conveyance laws have been enacted for the protection of creditors and may be used by a court to subordinate or avoid the notes or any of the guarantees in favor of other existing or future creditors. If a court in a lawsuit on behalf of any unpaid creditors or a representative of those creditors were to find that, at the time we issued the notes we:

•       intended to hinder, delay or defraud any existing or future creditor or contemplated insolvency with a design to prefer one or more creditors to the exclusion in whole or in part of others; or

•       did not receive fair consideration or reasonably equivalent value for issuing the notes; and

we:

•       were insolvent;

•       were rendered insolvent by reason of that issuance;

•       were engaged or about to engage in a business or transaction for which our remaining assets constituted unreasonably small capital to carry on our business; or

•       intended to incur, or believed that we would incur, debts beyond our ability to pay as they matured,

the court could void our obligations under the notes and the guarantees, void the grant of the liens securing the notes and the guarantees and void the transactions. Alternatively, the noteholders’ claims could be subordinated to claims of the other creditors. Based upon financial and other information currently available to us, we believe:

•       the notes will be incurred for proper purposes and in good faith;

•       we are and will be solvent after issuing the notes; and

•       we are and will be able to pay our debts as they mature.

We also believe we have sufficient capital for carrying on our business.

There will be no public trading market for the notes.   There is no existing public market for the notes. The Outstanding Notes are not listed on any securities exchange or other market, and we do not intend to apply for listing of the notes offered hereby on any securities exchange or other market. No assurances can be made that any liquid market will develop for the notes or that holders of the notes will be able to sell their notes, and no assurances can be made concerning the price at which the holders will be able to sell their notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

Although the underwriter of the notes has advised us that they intend to make a market in the notes, they are not obligated to do so and it may discontinue any market-making at any time without notice. Accordingly, a market for the notes may not develop, and any market that does develop may not be sustained. The liquidity of the trading market and the trading price of the notes may be adversely affected by changes in our financial performance or prospects and by changes in the financial performance of or prospects for companies in our industry generally.

DESCRIPTION OF NOTES

We will issue the Notes under an indenture (the “Original Indenture”), dated as of March 17, 2004, among the Company, the Guarantors and The Bank of New York Trust Company, N.A., as Trustee (the “Trustee”), which Original Indenture was amended and supplemented by a supplemental indenture dated as of November 29, 2004 (the “First Supplemental Indenture”) and further supplemented and amended by supplemental indentures dated December 31, 2004 and January 20, 2005 (such supplemental indentures, together with the First Supplemental Indenture and the Original Indenture, the “Indenture”). We summarize below the material provisions of the Indenture and the Collateral Agreements, but do not include all of the provisions of the Indenture and the Collateral Agreements. The Indenture contains provisions which define your rights under the Notes. The terms of the Notes include those stated in the Indenture and the Collateral Agreements and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “TIA”). You can find definitions of certain capitalized terms used in this description below, in the section entitled “Certain Definitions.” When we refer to the “Parent” in this section we mean Eschelon Telecom, Inc., and not its Subsidiaries. When we refer to the “Company” in this section we mean Eschelon Operating Company, the issuer of the Notes, and not its Subsidiaries. The Company is a wholly-owned subsidiary of Parent.

On March 17, 2004, the Company issued $100 million aggregate principal amount at maturity of 8 3/8% Senior Second Secured Notes due 2010 under the Original Indenture. In June 2004, we exchanged substantially all of these initial notes for a like amount of notes that had been registered under the Securities Act (the “Original Notes”). On November 29, 2004, the Company issued $65 million aggregate principal amount at maturity of 8 3/8% Senior Second Secured Notes due 2010 under the Original Indenture and in connection therewith, entered into the First Supplemental Indenture. In March 2005, we exchanged substantially all of these initial notes for a like amount of notes that had been registered under the Securities Act (the “Additional Notes”). These previously issued senior second secured notes are fully and unconditionally guaranteed by the Guarantors. In connection with the initial public offering of our common stock in August 2005, pursuant to the provision of the Indenture described herein under “Redemption—Optional Redemption Upon Equity Offerings,” we redeemed approximately $34.9 million aggregate principal amount at maturity of the Original Notes and approximately $22.8 million aggregate principal amount at maturity of the Additional Notes (such redeemed Original Notes and Additional Notes collectively, the “Redeemed Notes”). We refer to all Original Notes and Additional Notes other than the Redeemed Notes collectively as the “Outstanding Notes.” As used in this “Description of the Notes,” except as the context otherwise requires, the term “Notes” means all 8 3/8% Senior Second Secured Notes due 2010 issued by the Company pursuant to the Indenture (including the notes offered hereby, the $107.25 million aggregate principal amount at maturity of Outstanding Notes and any additional notes that the Company may issue from time to time under the Indenture).

The Trustee will initially act as paying agent and registrar for the Notes. You may present Notes for registration of transfer and exchange at the offices of the registrar, which initially will be the Trustee’s corporate office. No service charge will be made for any registration of transfer or exchange or redemption of Notes, but we may require payment in certain circumstances of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. We may change any paying agent and registrar without notice to Holders. We will pay principal (and premium, if any) on the Notes at the Trustee’s office in New York, New York. At our option, we may pay interest on the Notes, at the Trustee’s corporate trust office or by check mailed to the registered address of each Holder.

After consummation of this offering, a portion of the Notes offered hereby will be automatically exchanged for an identical principal amount of the Outstanding Notes. Consequently, immediately following such automatic exchange, each Holder of the Notes will own a unit composed of Notes of each separate issuance in the same proportion as each other Holder.

The automatic exchange of Notes described above is intended to ensure that each holder of Notes issued under the Indenture is required to report the same amount of original issue discount for each $1,000 of principal amount at maturity of such Notes held, and therefore that all Notes subject to the automatic exchange are effectively fungible.

For more information regarding this automatic exchanges and the effect it may have on your investment, see the section entitled “Material U.S. Federal Income Tax Consequences—U.S. Holders—Automatic Exchange of Notes for Outstanding Notes.”

The Notes offered hereby will be issued under the same Indenture and will be identical in all material respects to the Outstanding Notes. Unless specifically stated to the contrary, the following description applies equally to the new Notes and the Outstanding Notes.

The following description is meant to be only a summary of certain provisions.

Brief Description of the Notes and the Guarantees

The Notes

The Notes:

•       are senior second secured obligations of the Company;

•       rank equally in right of payment with all other senior obligations of the Company and senior in right of payment to all Indebtedness that by its terms is subordinated to the Notes; and

•       are secured by a second priority Lien on substantially all existing and future property and assets owned by the Company, other than Excluded Collateral, subject to certain prior Liens.

The Guarantees

The Notes are guaranteed by Parent and each of its Domestic Restricted Subsidiaries. Each Guarantee of a Guarantor:

•       is a senior unsecured obligation of such Guarantor;

•       will rank equally in right of payment with all other senior obligations of such Guarantor and senior in right of payment to all Indebtedness that by its terms is subordinated to the Guarantee of such Guarantor; and

•       will be secured by a second priority Lien on substantially all existing and future property and assets owned by such Guarantor, other than Excluded Collateral, subject to certain prior Liens.

Pursuant to the terms of the Indenture and the Collateral Agreements, the Lien on the assets of the Company and the Guarantors that secure the Notes and the Guarantees is subordinated to Liens securing First Priority Claims.

Principal, Maturity and Interest

We will issue Notes in fully registered form in denominations of $1,000 and integral multiples thereof. The Notes will mature on March 15, 2010.

The Notes issued hereby will be issued with original issue discount (that is, the difference between the stated principal amount at maturity and the issue price of the Notes) for federal income tax purposes. Thus, original issue discount will accrue from the issue date and be included as interest income periodically in a Holder’s gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which the income is attributable. See the section entitled “Material U.S. Federal Income Tax Consequences.”

Interest on the principal amount at maturity of the Notes will accrue at the rate of 8 3/8% per annum and will be payable semiannually in cash on each March 15 and September 15, commencing on September 15, 2006, to the Persons who are registered Holders at the close of business on each March 1 and September 1 immediately preceding the applicable interest payment date. Interest on the Notes will accrue from and including March 15, 2006. The Company will pay interest on overdue principal at 1% per annum in excess of the above rate and will pay interest on overdue installments of interest at such higher rate to the extent lawful. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Additional Notes

The Company may issue additional Notes (“Additional Notes”) from time to time, subject to the limitations set forth in the section entitled “Certain Covenants—Limitation on Incurrence of Additional Indebtedness.” The Notes and any Additional Notes will be substantially identical other than the issuance dates, issue prices and the dates from which interest will accrue. Any Additional Notes issued after this offering will be secured, equally and ratably, with the Notes. As a result, the issuance of Additional Notes will have the effect of diluting the Collateral for the then outstanding Notes. Unless the context otherwise requires, for all purposes of the Indenture and this Description of the Notes, references to the Notes include any Additional Notes actually issued.

The Indenture provides that, in the event there is a subsequent issuance of Additional Notes and such Additional Notes are treated as issued at an issue price different from the adjusted issue price of the then outstanding Notes, or if the Company otherwise determines that such Notes need to have a new CUSIP number, each Holder of the Notes agrees that a portion of such Holder’s Notes will be exchanged, without any further action of such Holder, for a portion of the Additional Notes purchased by the Holders of such Additional Notes, such that following any such additional issuance and exchange each Holder of the Notes owns an indivisible unit composed of the Notes and Additional Notes of each issuance in the same proportion as each other Holder, and the records will be revised to reflect each such exchange without any further action of such Holder. The aggregate principal amount of the Notes owned by each Holder will not change as a result of such exchange. Any Additional Notes will be guaranteed by the Guarantors on the same basis as the Notes. In the event the Additional Notes issued are “restricted securities” (as defined in Rule 144 under the Securities Act), the automatic exchange among holders of Notes will not occur unless and until such Additional Notes are exchanged for Notes not constituting restricted securities pursuant to a registered exchange offer. Any issuance of Additional Notes may affect the tax treatment of the Notes.

A similar exchange will occur after issuance of the Notes offered hereby, whereby a portion of such Notes owned by each holder will be exchanged for a corresponding principal amount of Outstanding Notes. See the section entitled “Material United States Federal Income Tax Consequences—U.S. Holders—Automatic Exchange of Notes for Outstanding Notes.”

Guarantees

The full and prompt payment of the Company’s payment obligations under the Notes and the Indenture is guaranteed, jointly and severally, by Parent and all present and future, direct and indirect, Domestic Restricted Subsidiaries of Parent other than the Company. Each Guarantor fully and unconditionally guarantees (each a “Guarantee” and, collectively, the “Guarantees”), jointly and severally, to each Holder and the Trustee, the full and prompt performance of the Company’s Obligations under the Indenture and the Notes, including the payment of principal of, interest on and premium, if any, on the Notes. The Guarantee of each Guarantor ranks senior in right of payment to all existing and future subordinated Indebtedness of such Guarantor and equally in right of payment with all other existing and future senior Indebtedness of such Guarantor. The obligations of each Subsidiary Guarantor is limited to the maximum amount which, after giving effect to all other contingent and fixed liabilities of such

Subsidiary Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Subsidiary Guarantor in respect of the obligations of such other Subsidiary Guarantor under its Guarantee or pursuant to its contribution obligations under the Indenture, will result in the obligations of such Subsidiary Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. The net worth of any Subsidiary Guarantor for such purpose shall include any claim of such Subsidiary Guarantor against the Company for reimbursement and any claim against any other Subsidiary Guarantor for contribution. Each Guarantor may consolidate with or merge into or sell its assets to the Company or another Guarantor without limitation. See the sections entitled “Certain Covenants—Mergers, Consolidation and Sale of Assets” and “—Limitation on Asset Sales.”

Notwithstanding the foregoing, a Guarantor will be released from its Guarantee without any action required on the part of the Trustee or any Holder:

(1)         if (a) all of the Capital Stock issued by such Guarantor or all or substantially all of the assets of such Guarantor are sold or otherwise disposed of (including by way of merger or consolidation) to a Person other than the Parent or any of its Domestic Restricted Subsidiaries or (b) such Guarantor ceases to be a Restricted Subsidiary, and the Parent otherwise complies, to the extent applicable, with the covenant described below in the section entitled “Certain Covenants—Limitation on Asset Sales;”

(2)         if the Parent designates such Guarantor as an Unrestricted Subsidiary in accordance with the Indenture;

(3)         if the Company exercises its legal defeasance option or its covenant defeasance option as described below in the section entitled “Legal Defeasance and Covenant Defeasance;” or

(4)         upon satisfaction and discharge of the Indenture or payment in full of the principal and premium, if any, and accrued and unpaid interest, if any, on the Notes and all other Obligations that are then due and payable.

At the Company’s request and expense, the Trustee will execute and deliver an instrument evidencing such release. A Guarantor may also be released from its obligations under its Guarantee in connection with a permitted amendment of the Indenture. See the section entitled “Modification of the Indenture.”

Under certain circumstances described below in the section entitled “Certain Covenants—Limitation on Restricted Payments,” the Parent will be permitted to designate certain of its Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to the restrictive covenants of the Indenture and will not guarantee the Notes.

Security

The Notes and the Guarantees are secured by a second priority Lien on substantially all existing and future property and assets owned by the Company and the Guarantors, except as described below.

The Collateral does not include:

(i)             the capital stock or other securities issued by any existing or future subsidiary owned by the Company or any Guarantor;

(ii)         real property leasehold interests;

(iii)     any property or assets owned by any foreign subsidiaries; and

(iv)       any property in which a Lien may not be granted, whether because the Company is unable to obtain necessary third party consents, governmental approvals, or otherwise (the excluded assets set forth in subclauses (i) – (iv), collectively sometimes referred to in this prospectus as the “Excluded Collateral”).

The Company will use its reasonable best efforts to obtain necessary consents and government approvals, other than with respect to certain equipment securing capitalized leases.

The Obligations under any future senior credit facility and certain other Indebtedness permitted under the Indenture may be secured by a first priority Lien on the Company’s assets. In addition, the Indenture permits the Company to grant Liens on a first priority basis to secure Indebtedness, the proceeds of which are used by the Company to acquire assets if, immediately thereafter, the ratio of First Priority Claims to pro forma consolidated cash flow for the preceding two full fiscal quarters multiplied by two would be greater than zero and less than 2.75 to 1.0. As a result, the Notes would become effectively subordinated to these Obligations to the extent the value of such pledged assets is less than or equal to the amount of such Obligations. No appraisals of any Collateral have been prepared in connection with the offering of the Notes. The value of the Collateral at any time will depend on market and other economic conditions, including the availability of suitable buyers for the Collateral. In the event of a foreclosure, liquidation, bankruptcy or similar proceeding, no assurance can be given that the proceeds from any sale or liquidation of the Collateral will be sufficient to pay any of the Company’s Obligations under the notes or any of the Guarantees thereof, in full or at all, after first satisfying the Company’s Obligations in full under First Priority Claims and any other Obligations secured by a first priority Lien on the Collateral.

Any proceeds received by the Trustee or Collateral Agent on behalf of the Holders of the Notes from the sale of the Collateral securing the Notes and the Guarantees prior to the payment in full of First Priority Claims must be delivered to the holders of those Obligations.

By their acceptance of the Notes, Holders will authorize the Collateral Agent and the Trustee to enter into an intercreditor agreement with the First Lien Agent and the holders of First Priority Claims. The intercreditor agreement will provide that the First Lien Agent and the holders of First Priority Claims will control, at all times prior to the payment in full in cash of the First Priority Claims (and, if applicable, the termination of all commitments thereunder and the cash collateralization of any outstanding and undrawn letters of credit), all remedies and other actions related to the Collateral. The second priority Liens will not entitle the Trustee, Collateral Agent or the Holders of any Notes, or any of the Guarantees thereof, to take any action whatsoever with respect to the Collateral prior to such time or contesting priority, validity, perfection or enforceability of the First Priority Claims (and all such action shall be taken exclusively by the holders of First Priority Claims or their applicable designees). In addition, (i) the holders of First Priority Claims or their applicable designees will have exclusive rights regarding the exercise or the forbearance from the exercise of rights and remedies with respect to the Collateral and the release of Collateral; (ii) proceeds of Collateral will be applied first, to First Priority Claims and second, to the Obligations under the Notes and Guarantees; and (iii) in bankruptcy, the Trustee and the Collateral Agent may not challenge priming Liens to secure a debtor-in-possession financing as long as priming Liens are senior to or pari passu with Liens securing the First Priority Claims. As a result, neither the Trustee nor the holders of the Notes will be able to force a sale of the Collateral or otherwise exercise remedies normally available to secured creditors without the concurrence of the holders of First Priority Claims. The intercreditor agreement will also provide that the Trustee, the Collateral Agent and the Holders shall not contest (or support any other Person contesting) (a) any request by the First Lien Agent or the holders of First Priority Claims for adequate protection or (b) any objection by First Lien Agent or the holders of First Priority Claims to any motion, relief, action or proceeding based on their claiming a lack of adequate protection. The documents governing the noteholders’ rights in the Collateral generally provide that, if the holders of First Priority Claims waive, amend, modify or vary the documents governing the First Priority Claims, the comparable second priority Lien documents will also automatically be so waived, amended, modified or varied without the consent of the Trustee or the Holders of the Notes, unless such change, waiver or modification materially adversely affects the rights of the Holders of the Notes and not the holders of First Priority Claims in a like or similar manner.

If the Company or any Guarantor creates any additional Liens upon any property to secure any First Priority Claims (other than Liens granted solely to secure Interest Swap Obligations, Currency Swap Obligations or First Priority Cash Management Obligations), it must concurrently grant a second priority Lien (subject to Permitted Liens) upon such property as security for the Notes unless such property is Excluded Collateral in which case we are not obligated to provide a Lien.

The Company, the Guarantors, the Trustee and the Collateral Agent have entered into one or more Collateral Agreements defining the terms of the Liens securing the Notes and Guarantees. These Liens secure the payment and performance when due of all of the Obligations of the Company and the Guarantors under the Notes, the Indenture, the Guarantees and the Collateral Agreements, as provided in the Collateral Agreements. The Liens securing the Notes are second in priority (subject to Permitted Liens) to any and all Liens at any time granted to secure First Priority Claims. First Priority Claims include the Obligations under the Credit Agreement and Obligations under any future Indebtedness of the Company and the Guarantors that is secured by a Permitted Lien described in clause (18) of the definition of Permitted Liens, as well as certain Interest Swap Obligations, Currency Swap Obligations and First Priority Cash Management Obligations.

Whether prior to or after the discharge of First Priority Claims, the Company will be entitled to releases of assets included in the Collateral from the Liens securing the Notes under any one or more of the following circumstances:

(1)         to enable Parent and the Company to consummate asset dispositions permitted or not prohibited under the covenant described below under the caption “Certain Covenants—Limitation on Asset Sales;”

(2)         in respect of assets subject to a permitted purchase money Lien or permitted capitalized leases;

(3)         if any Subsidiary that is a Guarantor is released from its Guarantee, that Subsidiary’s assets will also be released from the Liens securing the Notes; or

(4)         as described under “Modification of the Indenture” below.

The second priority Liens on all Collateral also will be released:

(1)         if the Company exercises its legal defeasance option or covenant defeasance option as described below in the section entitled “Legal Defeasance and Covenant Defeasance;” or

(2)         upon satisfaction and discharge of the Indenture or payment in full of the principal of, premium, if any, and accrued and unpaid interest, if any, on the Notes and all other Obligations that are then due and payable.

The holders of the First Priority Claims will receive all proceeds from any realization on the Collateral until the First Priority Claims are paid in full in cash in accordance with the terms thereof. Proceeds realized by the Collateral Agent from the Collateral will be applied:

(1)         first, to amounts owing to the holders of the First Priority Claims in accordance with the terms of the First Priority Claims until the First Priority Claims are paid in full;

(2)         second, to amounts owing to the Collateral Agent in accordance with the terms of the Collateral Agreements;

(3)         third, to amounts owing to the Trustee in its capacity as such in accordance with the terms of the Indenture;

(4)         fourth, to amounts owing to the Holders of the Notes in accordance with the terms of the Indenture, pro rata based on the aggregate principal amount of each such Holder’s obligations; and

(5)         fifth, to the Company, Guarantors and/or other persons entitled thereto.

Subject to the terms of the Collateral Agreements and subject to rights of the holders of the First Priority Claims, the Company and each Guarantor will have the right to remain in possession and retain exclusive control of the Collateral securing the Notes, to freely operate the Collateral and to collect, invest and dispose of any income therefrom. Further, no appraisals of any of the Collateral have been prepared by or on behalf of the Company in connection with the issuance of the Notes. There can be no assurance that the proceeds from the sale of the Collateral remaining after the satisfaction of all Obligations owed to the holders of First Priority Claims or the holders of other Liens which have priority over or rank pari passu with the second priority Lien securing the Notes would be sufficient to satisfy the obligations owed to the Holders of the Notes. To the extent third parties hold Permitted Liens, such third parties may have rights and remedies with respect to the property subject to such Liens that, if exercised, could adversely affect the value of the Collateral. By its nature, some or all of the Collateral will be illiquid and may have no readily ascertainable market value and any sale of such Collateral separately from the assets of the Company as a whole may not be feasible. Accordingly, there can be no assurance that the Collateral can be sold in a short period of time, if salable. See the section entitled “Risk Factors—Risks Related to the Notes—There may not be sufficient collateral to pay all or any portion of the notes.”

The ability of the Holders of the Notes to realize upon the Collateral may be subject to certain bankruptcy law limitations in the event of a bankruptcy. See the section entitled “Risk Factors—Risks Related to the Notes—Rights of holders of notes in the collateral may be adversely affected by bankruptcy proceedings.” The Collateral Agent’s ability to foreclose on the Collateral may be subject to lack of perfection, the consent of third parties, prior Liens and practical problems associated with the realization of the Collateral Agent’s Lien on the Collateral.

Moreover, the Collateral Agent may need to evaluate the impact of the potential liabilities before determining to foreclose on Collateral consisting of real property (if any) because a secured creditor that holds a Lien on real property may be held liable under environmental laws for the costs of remediating or preventing release or threatened releases of hazardous substances at such real property. Consequently, the Collateral Agent may decline to foreclose on such Collateral or exercise remedies available if it does not receive indemnification to its satisfaction from the Holders.

The assignment of or grant of a Lien in the Company’s regulatory authorizations may be subject to restrictions imposed by the FCC or any PUC on the Company’s ability to assign its interest in or transfer control of any regulatory authorizations. The assignment of or grant of a Lien in any state or local franchises or licenses may be subject to similar government restrictions.

The exercise of any rights or remedies under any Collateral Agreement by the Collateral Agent or any Holder of a Note that may require FCC or PUC approval shall be subject to obtaining such approval.

Redemption

Optional Redemption Upon a Change of Control.   At any time on or prior to March 15, 2007, if a Change of Control occurs, the Company may, at its option, redeem all, but not less than all, of the Notes upon not less than 30 nor more than 60 days’ prior notice, at a redemption price equal to the sum of 112.000% of the Accreted Value of the Notes as of the redemption date, and accrued and unpaid interest, if any, to the date of redemption. If we elect to exercise the redemption right set forth in this paragraph (the “Change of Control Redemption Right”), we must do so by mailing a notice to each Holder with a copy to the Trustee within 30 days following the Change of Control (or, at our option, prior to such Change of Control but after the transaction giving rise to such Change of Control is publicly announced). Any such redemption may be conditioned upon the Change of Control occurring if the notice is mailed prior to the Change of Control. If we exercise the Change of Control Redemption Right, we will not make a Change of Control Offer. If we have made a Change of Control Offer, we may not exercise the Change of Control Redemption Right.

Optional Redemption After March 15, 2007.   The Company may redeem the Notes, at its option, in whole or in part at any time on or after March 15, 2007, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as percentages of the Accreted Value thereof) if redeemed during the twelve-month period commencing on March 15, of the year set forth below:

Year	Percentage
2007	106.000%
2008	103.000%
2009 and thereafter	100.000%

In addition, the Company must pay accrued and unpaid interest, if any, on the aggregate principal amount at maturity of the Notes redeemed.

Optional Redemption Upon Equity Offerings.   At any time, or from time to time, on or prior to March 15, 2007, the Company may, at its option, use an amount not to exceed the net cash proceeds of one or more Equity Offerings to redeem up to 35% of the aggregate principal amount at maturity of the Notes (including Additional Notes, if any) originally issued under the Indenture at a redemption price of 112.000% of the Accreted Value amount thereof, plus accrued and unpaid interest thereon, if any, to the date of redemption; provided that:

(1)         at least 65% of the original principal amount at maturity of Notes (including the Outstanding Notes, the Notes offered hereby and Additional Notes, if any) issued under the Indenture remains outstanding immediately after any such redemption; and

(2)         the Company makes such redemption not more than 120 days after the consummation of any such Equity Offering.

Selection and Notice of Redemption

If the Company chooses to redeem less than all of the Notes, selection of the Notes for redemption will be made by the Trustee either:

(1)         in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed; or

(2)         if the Notes are not then listed on a national securities exchange, on a pro rata basis, by lot or by such method as the Trustee may reasonably determine is fair and appropriate.

If a partial redemption is made with the proceeds of an Equity Offering, the Trustee will select the Notes only on a pro rata basis or on as nearly a pro rata basis as is practicable (subject to DTC procedures), unless such method is otherwise prohibited. No Notes of a principal amount at maturity of $1,000 or less shall be redeemed in part and Notes of a principal amount at maturity in excess of $1,000 may be redeemed in part in multiples of $1,000 only.

Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the redemption date to each Holder to be redeemed at its registered address. If Notes are to be redeemed in part only, the notice of redemption shall state the portion of the principal amount at maturity thereof to be redeemed. A new Note in a principal amount at maturity equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in the Global Note will be made).

The Company will pay the redemption price for any Note together with accrued and unpaid interest thereon through the date of redemption. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption as long as the Company has deposited with the paying agent funds in satisfaction of the applicable redemption price pursuant to the Indenture.

Mandatory Redemption; Offers to Purchase; Open Market Purchases

On September 15, 2009, if any Notes are outstanding, the Company will be required to redeem 3.5% of each Note (provided that if such redemption results in any unredeemed portion of a Note having a principal amount that is not a round multiple of $1,000, the Company shall redeem an additional portion of such Note as to reduce the principal amount to a round multiple of $1,000) then outstanding (the “Mandatory Principal Redemption Amount”) at a redemption price of 100% of the Accreted Value of the portion of the Notes so redeemed; provided, that the Company shall simultaneously be required to redeem an additional portion of each Note to the extent required to prevent such Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended. The Mandatory Principal Redemption Amount represents an amount approximately equal to (i) the excess of the aggregate Accreted Value of all Notes outstanding on September 15, 2009 over the aggregate original issue price thereof less (ii) an amount equal to one year’s simple uncompounded interest in the aggregate original issue price of such Notes at a rate per annum equal to the yield to maturity on the Notes. Under certain circumstances, the Company may be required to offer to purchase the Notes as described in the section entitled “Repurchase upon Change of Control,” and “Certain Covenants—Limitation on Asset Sales.” The Company may at any time and from time to time purchase Notes in the open market or otherwise.

Repurchase Upon Change of Control

Upon the occurrence of a Change of Control, each Holder will have the right to require that the Company purchase all or a portion (in integral multiples of $1,000) of such Holder’s Notes using immediately available funds pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash equal to 101% of the Accreted Value thereof on the date of purchase, plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following the date upon which the Change of Control occurred, the Company must send, by registered first-class mail, an offer to each Holder, with a copy to the Trustee, which offer shall govern the terms of the Change of Control Offer. Such offer shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”).

Holders electing to have a Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed, to the paying agent at the address specified in the notice prior to the close of business on the third business day prior to the Change of Control Payment Date. If only a portion of a Note is purchased pursuant to a Change of Control Offer, a new Note in a principal amount at maturity equal to the portion thereof not purchased will be issued in the name of the Holder thereof upon cancellation of the original Note (or appropriate adjustments to the amount and beneficial interests in a Global Note will be made). Notes (or portions thereof) purchased pursuant to a Change of Control Offer will be cancelled and cannot be reissued.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

If a Change of Control Offer is made, there can be no assurance that the Company will have available funds sufficient to pay the Change of Control purchase price for all the Notes that might be delivered by Holders seeking to accept the Change of Control Offer. In the event the Company is required to purchase outstanding Notes pursuant to a Change of Control Offer, the Company expects that it would seek third party financing to the extent it does not have available funds to meet its purchase obligations. However, there can be no assurance that the Company would be able to obtain such financing and the terms of any Credit Agreement and/or the Indenture may restrict the ability of the Company to obtain such financing.

Restrictions in the Indenture described herein on the ability of Parent and its Restricted Subsidiaries to incur additional Indebtedness, to grant Liens on its property, to make Restricted Payments and to make Asset Sales may also make more difficult or discourage a takeover of Parent, whether favored or opposed by the management or the Board of Directors of Parent. Consummation of any such Asset Sales in certain circumstances may require redemption or repurchase of the Notes, and there can be no assurance that Company or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions and the restrictions on transactions with Affiliates may, in certain circumstances, make more difficult or discourage any leveraged buyout of Parent or any of its Subsidiaries by the management of Parent. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the Indenture may not afford the Holders protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger, recapitalization or similar transaction.

One of the events that constitutes a Change of Control under the Indenture is the disposition of “all or substantially all” of the Parent’s assets under certain circumstances. This term has not been interpreted under New York law (which is the governing law of the Indenture) to represent a specific quantitative test. As a consequence, in the event Holders elect to require the Company to purchase the Notes and the Company elects to contest such election, there can be no assurance as to how a court interpreting New York law would interpret the phrase under such circumstances.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Change of Control” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Change of Control” provisions of the Indenture by virtue thereof.

Certain Covenants

The Indenture contains, among others, the following covenants:

Limitation on Incurrence of Additional Indebtedness.   Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume, guarantee, acquire, become liable, contingently or otherwise, with respect to, or otherwise become responsible for payment of (collectively, “incur”) any Indebtedness (other than Permitted Indebtedness); provided, however, that the Company, Parent, or any Restricted Subsidiary of Parent that is or, upon such incurrence, becomes a Guarantor may incur Indebtedness (including, without limitation, Acquired Indebtedness) if immediately thereafter the ratio (the “Leverage Ratio”) of:

(1)         the aggregate principal amount (or accreted value, as the case may be) of Indebtedness of Parent and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to

(2)         the Pro Forma Consolidated Cash Flow of Parent for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 4.50 to 1.00.

Limitation on Restricted Payments.   Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)         declare or pay any dividend or make any distribution (other than dividends or distributions payable in Qualified Capital Stock of Parent and dividends and distributions payable to Parent or another Restricted Subsidiary of Parent) on or in respect of shares of Capital Stock of Parent or its Restricted Subsidiaries to holders of such Capital Stock;

(2)         purchase, redeem or otherwise acquire or retire for value any Capital Stock of Parent or any Restricted Subsidiary, other than any such Capital Stock held by Parent or any Restricted Subsidiary;

(3)         make any principal payment on, purchase, defease, redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or a Guarantee; or

(4)         make any Investment (other than Permitted Investments);

(each of the foregoing actions set forth in clauses (1), (2), (3) and (4) being referred to as a “Restricted Payment”), if at the time of such Restricted Payment or immediately after giving effect thereto:

(i)             a Default or an Event of Default shall have occurred and be continuing;

(ii)         Parent is not able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the covenant described in the section entitled “—Limitation on Incurrence of Additional Indebtedness;” or

(iii)     the aggregate amount of Restricted Payments (including such proposed Restricted Payment) made subsequent to the Issue Date (the amount expended for such purposes, if other than in cash,

being the Fair Market Value of such property at the time of the making thereof) shall exceed the sum of:

(A)       the remainder of

(a)          100% of the aggregate amount of the Consolidated Cash Flow of Parent accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of Parent’s first fiscal quarter after the Issue Date and ending on the last day of the last full fiscal quarter preceding the Transaction Date, minus

(b)         the product of 1.75 times cumulative Consolidated Fixed Charges of Parent accrued on a cumulative basis during the period (taken as one accounting period) beginning on the first day of Parent’s first fiscal quarter after the Issue Date and ending on the last day of the last full fiscal quarter preceding the Transaction Date; plus

(B)        100% of the aggregate net cash proceeds received by Parent from any Person (other than a Subsidiary of Parent) from the issuance and sale subsequent to the Issue Date and on or prior to the Transaction Date of Qualified Capital Stock of Parent (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described in the section entitled “Redemption—Optional Redemption Upon Equity Offerings”); plus

(C)        without duplication of any amounts included in clause (iii)(B) above, 100% of the aggregate net cash proceeds of any equity contribution received by Parent from a holder of Parent’s Capital Stock subsequent to the Issue Date and on or prior to the

Transaction Date (excluding any net proceeds from an Equity Offering to the extent used to redeem Notes pursuant to the provisions described in the section entitled “Redemption—Optional Redemption Upon Equity Offerings”); plus

(D)       100% of the aggregate net cash proceeds received from the issuance of Indebtedness or shares of Disqualified Capital Stock of Parent that have been converted into or exchanged for Qualified Capital Stock of Parent subsequent to the Issue Date and on or prior to the Transaction Date; plus

(E)        an amount equal to the sum of (i) the net reduction in the Investments (other than Permitted Investments) made by Parent or any Restricted Subsidiary in any Person resulting from repurchases, repayments or redemptions of such Investments by such Person, proceeds realized on the sale of such Investment and proceeds representing the return of capital (excluding dividends and distributions), in each case received by Parent or any Restricted Subsidiary, and (ii) to the extent such Person is an Unrestricted Subsidiary, the portion (proportionate to Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of such Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any such Person or Unrestricted Subsidiary, the amount of Investments (excluding Permitted Investments) previously made (and treated as a Restricted Payment) by Parent or any Restricted Subsidiary in such Person or Unrestricted Subsidiary.

In the case of clauses (iii)(B) and (C) above, any net cash proceeds from issuances and sales of Qualified Capital Stock of Parent financed directly or indirectly using funds borrowed from Parent or any Subsidiary of Parent, shall be excluded until and to the extent such borrowing is repaid.

Notwithstanding the foregoing, the provisions set forth in the immediately preceding paragraph do not prohibit:

(1)         the payment of any dividend or other distribution or redemption within 60 days after the date of declaration of such dividend or call for redemption if such payment would have been permitted on the date of declaration or call for redemption;

(2)         the acquisition of any shares of Qualified Capital Stock of Parent, either (i) solely in exchange for other shares of Qualified Capital Stock of Parent or (ii) through the application of net proceeds of a sale for cash (other than to a Subsidiary of Parent) of shares of Qualified Capital Stock of Parent within 60 days after such sale;

(3)         the acquisition of any Indebtedness of the Company or the Guarantors that is subordinate or junior in right of payment to the Notes and Guarantees either (i) solely in exchange for shares of Qualified Capital Stock of Parent, or (ii) through the application of net proceeds of (a) a sale for cash (other than to a Subsidiary of Parent) within 60 days after such sale of shares of Qualified Capital Stock of Parent or (b) if no Default or Event of Default would exist after giving effect thereto, Refinancing Indebtedness;

(4)         an Investment either (i) solely in exchange for shares of Qualified Capital Stock of Parent or (ii) through the application of the net proceeds of a sale for cash (other than to a Subsidiary of Parent) of shares of Qualified Capital Stock of Parent within 60 days after such sale;

(5)         if no Default or Event of Default has occurred and is continuing or would exist after giving effect thereto, the repurchase or other acquisition of shares of Capital Stock of Parent from employees, former employees, directors or former directors of Parent (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Parent under which such shares were granted, issued or sold; provided, however, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $250,000;

(6)         in the event of a Change of Control, and if no Default shall have occurred and be continuing or would exist after giving effect, the payment, purchase, redemption, defeasance or other acquisition or retirement of Indebtedness that is subordinated to the Notes or the Guarantees, in each case, at a purchase price not greater than 101% of the principal amount of such Indebtedness (or, if such Indebtedness was issued with original issue discount, 101% of the accreted value), plus any accrued and unpaid interest thereon; provided, however, that prior to such payment, purchase, redemption, defeasance or other acquisition or retirement, the Company has made a Change of Control Offer with respect to the Notes as a result of such Change of Control and has repurchased all Notes validly tendered and not withdrawn in connection with such Change of Control Offer;

(7)         repurchases of Capital Stock deemed to occur upon exercise of stock options, warrants or other similar rights if such Capital Stock represents a portion of the exercise price of such options, warrants or other similar rights;

(8)         payments or distributions to dissenting stockholders of Capital Stock of Parent pursuant to applicable law, pursuant to or in connection with a consolidation, merger or transfer of assets that complies with the provisions of the Indenture applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of Parent or any of its Restricted Subsidiaries; and

(9)         if no Default shall have occurred and be continuing or would exist after giving effect thereto, other Restricted Payments not to exceed $5.0 million in the aggregate since the Issue Date.

In determining the aggregate amount of Restricted Payments made subsequent to the Issue Date in accordance with clause (iii) of the first paragraph of this “Limitation on Restricted Payments” covenant amounts expended pursuant to clauses (1), (2)(ii), 3(ii)(a), (4)(ii) and (9) shall be included in such calculation.

Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment complies with the Indenture and setting forth in reasonable detail the basis upon which the required calculations were computed, which calculations may be based upon the Company’s latest available internal quarterly financial statements.

Limitation on Asset Sales.   Parent will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)         Parent or the applicable Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the assets sold or otherwise disposed;

(2)         at least 75% of the consideration received by Parent or the Restricted Subsidiary, as the case may be, from such Asset Sale is in the form of cash or Cash Equivalents and is received at the time of such disposition; provided that the amount of any liabilities (as shown on the most recent applicable balance sheet) of Parent or such Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets shall be deemed to be cash for purposes of this provision so long as the documents governing such liabilities provide that there is no further recourse to Parent or any of its Subsidiaries with respect to such liabilities; and

(3)         Parent shall apply, or cause such Restricted Subsidiary to apply, the Net Cash Proceeds relating to such Asset Sale within 360 days of receipt thereof either:

(a)          to repay First Priority Claims;

(b)         to make an investment in properties and assets that replace the properties and assets that were the subject of such Asset Sale or in long-term properties and assets that will be used in the business (including expenditures for maintenance, repair or improvement of existing properties and assets) of Parent and its Restricted Subsidiaries as existing on the Issue Date or in businesses reasonably related thereto (“Replacement Assets”); or

(c)          a combination of repayment and investment permitted by the foregoing clauses (3)(a) and (3)(b).

Pending the final application of Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or invest such Net Cash Proceeds in Cash Equivalents. On the 361st day after an Asset Sale or such earlier date, if any, as the Board of Directors of Parent or of such Restricted Subsidiary determines not to apply the Net Cash Proceeds relating to such Asset Sale as set forth in clause (3)(a), 3(b) or 3(c) of the preceding paragraph (each, a “Net Proceeds Offer Trigger Date”), such aggregate amount of Net Cash Proceeds which have not been applied on or before such Net Proceeds Offer Trigger Date as permitted in clauses (3)(a), (3)(b) and (3)(c) of the preceding paragraph (each a “Net Proceeds Offer Amount”) shall be applied by the Company or such Restricted Subsidiary to make an offer to purchase (the “Net Proceeds Offer”) on a date (the “Net Proceeds Offer Payment Date”) not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from all Holders and all holders of other Applicable Indebtedness containing provisions similar to those set forth in this “Limitation on Asset Sales” covenant on a pro rata basis, the maximum principal amount at maturity of Notes and such other Applicable Indebtedness that may be purchased with the Net Proceeds Offer Amount at a price equal to 100% of the principal amount thereof (or if such Indebtedness was issued with original issue discount, 100% of the accreted value), plus accrued and unpaid interest thereon, if any, to the date of purchase; provided, however, that if at any time any non-cash consideration received by Parent or any Restricted Subsidiary of Parent, as the case may be, in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash (other than interest received with respect to any such non-cash consideration), then such conversion or disposition shall be deemed to constitute an Asset Sale hereunder on the date of such conversion or disposition, as the case may be, and the Net Cash Proceeds thereof shall be applied in accordance with this covenant.

The Company may defer any Net Proceeds Offer until there is an aggregate unutilized Net Proceeds Offer Amount equal to or in excess of $5.0 million resulting from one or more Asset Sales in which case the accumulation of such amount shall constitute a Net Proceeds Offer Trigger Date (at which time, the entire unutilized Net Proceeds Offer Amount, and not just the amount in excess of $5.0 million, shall be applied as required pursuant to the immediately preceding paragraph). Upon the completion of each Net Proceeds Offer, the Net Proceeds Offer Amount will be reset at zero.

In the event of the transfer of substantially all (but not all) of the property and assets of Parent and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted in the section entitled “—Merger, Consolidation and Sale of Assets,” which transaction does not constitute a Change of Control, the successor entity shall be deemed to have sold the properties and assets of Parent and its Restricted Subsidiaries not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant (other than clause (2) of the first paragraph of this covenant) with respect to such deemed sale as if it constituted an Asset Sale. In addition, the Fair Market Value of such properties and assets of Parent or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this covenant.

Each notice of a Net Proceeds Offer shall be mailed first class, postage prepaid, to the record Holders as shown on the register of Holders within 20 days following the Net Proceeds Offer Trigger Date, with a copy to the Trustee, and shall comply with the procedures set forth in the Indenture. Upon receiving notice of the Net Proceeds Offer, Holders may elect to tender their Notes in whole or in part in integral multiples of $1,000 in exchange for cash. To the extent Holders properly tender Notes in an amount exceeding the Net Proceeds Offer Amount, Notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). A Net Proceeds Offer shall remain open for a period of 20 business days or such longer period as may be required by law.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the “Asset Sale” provisions of the Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the “Asset Sale” provisions of the Indenture by virtue of such compliance.

Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.   Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary of Parent to:

(1)         pay dividends or make any other distributions on or in respect of its Capital Stock;

(2)         make loans or advances or to pay any Indebtedness or other obligation owed to Parent or any other Restricted Subsidiary of Parent; or

(3)         transfer any of its property or assets to Parent or any other Restricted Subsidiary of Parent,

except for such encumbrances or restrictions existing under or by reason of:

(a)          applicable law, rule or regulation;

(b)         the Indenture;

(c)          customary non-assignment provisions of any lease of any Restricted Subsidiary of Parent to the extent such provisions restrict the transfer of the lease or the property leased thereunder;

(d)         any instrument governing Acquired Indebtedness, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(e)          agreements existing on the Issue Date to the extent and in the manner such agreements are in effect on the Issue Date; or

(f)            restrictions on the transfer of assets subject to any Lien permitted under the Indenture;

(g)          restrictions imposed by any agreement to sell assets or Capital Stock permitted under the Indenture to any Person pending the closing of such sale;

(h)         provisions in joint venture agreements and other similar agreements (in each case relating solely to the respective joint venture or similar entity or the equity interests therein) entered into in the ordinary course of business;

(i)            restrictions contained in the terms of Purchase Money Indebtedness or Capitalized Lease Obligations not incurred in violation of the Indenture; provided, that such restrictions relate only to the assets financed with such Indebtedness;

(j)             restrictions in other Indebtedness incurred in compliance with the covenant described in the section entitled “—Limitation on Incurrence of Additional Indebtedness,” (including Permitted Indebtedness); provided that such restrictions, taken as a whole, are, in the good faith judgment of Parent’s Board of Directors, no more materially restrictive with respect to such encumbrances and restrictions than those customary in comparable financings (as determined by Parent) and Parent determines that any such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes;

(k)         restrictions on cash or other deposits imposed by customers under contracts or other arrangements entered into or agreed to in the ordinary course of business; or

(l)            an agreement governing Indebtedness incurred to Refinance the Indebtedness issued, assumed or incurred pursuant to an agreement referred to in clause (b), (d), or (j) above; provided, however, that the provisions relating to such encumbrance or restriction contained in any such Indebtedness are no less favorable to Parent in any material respect as determined by the Board of Directors of Parent in their reasonable and good faith judgment than the provisions relating to such encumbrance or restriction contained in agreements referred to in such clause (b), (d) or (j).

Limitation on Issuances and Sales of Capital Stock of Subsidiaries.   Parent shall at all times own 100% of the Capital Stock of the Company. Parent will not permit or cause any of its Restricted Subsidiaries to issue, sell, lease, transfer or otherwise dispose of any Capital Stock (other than to Parent or to a Wholly-Owned Restricted Subsidiary of Parent), except as required by applicable law; provided, however, that this provision shall not prohibit (1) any issuance or sale if, immediately after giving effect thereto, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “—Limitations on Restricted Payments” covenant if made on the date of such issuance or sale or (2) the sale of all of the Capital Stock of a Restricted Subsidiary in compliance with the provisions of the “—Limitations on Asset Sales” covenant.

Limitation on Liens.   Parent will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit or suffer to exist any Liens (other than Permitted Liens) of any kind against or upon any property or assets of Parent or any of its Restricted Subsidiaries whether owned on the Issue Date or acquired after the Issue Date, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom.

Merger, Consolidation and Sale of Assets.   Neither Parent nor the Company will, in a single transaction or series of related transactions, consolidate or merge with or into any Person, or sell, assign, transfer, lease, convey or otherwise dispose of (or cause or permit any Restricted Subsidiary of Parent to sell, assign, transfer, lease, convey or otherwise dispose of) all or substantially all of its assets whether as an entirety or substantially as an entirety to any Person unless:

(1)         either:

(a)          Parent or the Company, as the case may be, shall be the surviving or continuing corporation; or

(b)         the Person (if other than Parent or the Company) formed by such consolidation or into which Parent or the Company is merged or the Person which acquires by sale,

assignment, transfer, lease, conveyance or other disposition the properties and assets of Parent or the Company (the “Surviving Entity”):

(x)           shall be a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia; and

(y)           shall expressly assume, by (i) supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, the due and punctual payment of the principal of, and premium, if any, and interest on all of the Notes and the performance of every covenant of the Notes and the Indenture on the part of Parent or the Company to be performed or observed thereunder and (ii) amendment, supplement or other instrument (in form and substance reasonably satisfactory to the Trustee and the Collateral Agent), executed and delivered to the Trustee, all obligations of the Company under the Collateral Agreements, and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity;

(2)         immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction), Parent or such Surviving Entity, as the case may be, (a) shall have a Consolidated Net Worth at least equal to the Consolidated Net Worth of Parent immediately prior to such transaction and (b) shall be able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant;

(3)         immediately after giving effect to such transaction and the assumption contemplated by clause (1)(b)(y) above (including, without limitation, giving effect to any Indebtedness and Acquired Indebtedness incurred or anticipated to be incurred and any Lien granted in connection with or in respect of the transaction), no Default or Event of Default shall have occurred or be continuing; and

(4)         Parent, the Company or the Surviving Entity shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and, if a supplemental indenture is required in connection with such transaction, such supplemental indenture comply with the applicable provisions of the Indenture and that all conditions precedent in the Indenture relating to such transaction have been satisfied.

For purposes of the foregoing, the transfer (by lease, assignment, sale or otherwise, in a single transaction or series of transactions) of all or substantially all of the properties or assets of one or more Restricted Subsidiaries of Parent or the Company, the Capital Stock of which constitutes all or substantially all of the properties and assets of Parent or the Company, as the case may be, shall be deemed to be the transfer of all or substantially all of the properties and assets of Parent or the Company.

The Indenture provides that upon any consolidation, combination or merger or any transfer of all or substantially all of the assets of Parent or the Company in accordance with the foregoing, in which the Parent or the Company, as the case may be, is not the surviving or the continuing corporation, the successor Person formed by such consolidation or into which Parent or the Company is merged or to which such conveyance, lease or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, Parent or the Company under the Indenture and the Notes with the same effect as if such surviving entity had been named as such. Upon such substitution, the Company and any Guarantors that remain Subsidiaries of the Parent shall be released from their obligations under the Indenture and the Guarantees.

Each Guarantor (other than any Guarantor whose Guarantee is to be released in accordance with the terms of the Guarantee and the Indenture in connection with any transaction complying with the provisions of this covenant and the “—Limitation on Asset Sales” covenant) will not, and the Company will not cause or permit any Guarantor to, consolidate with or merge with or into any Person, other than the Company or any other Guarantor unless:

(1)         the entity formed by or surviving any such consolidation or merger (if other than the Guarantor) or to which such sale, lease, conveyance or other disposition shall have been made is a corporation, organized and existing under the laws of the United States or any State thereof or the District of Columbia;

(2)         such entity assumes by (i) supplemental indenture (in form and substance reasonably satisfactory to the Trustee), executed and delivered to the Trustee, all of the obligations of the Guarantor under the Guarantee and the performance of every covenant of the Guarantee and the Indenture  and (ii) amendment, supplement or other instrument (in form and substance satisfactory to the Trustee and the Collateral Agent) executed and delivered to the Trustee and the Collateral Agent, all obligations of the Guarantor under the Collateral Agreements and in connection therewith shall cause such instruments to be filed and recorded in such jurisdictions and take such other actions as may be required by applicable law to perfect or continue the perfection of the Lien created under the Collateral Agreements on the Collateral owned by or transferred to the surviving entity; and

(3)         immediately after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing.

Any merger or consolidation of (i) a Guarantor with and into the Company (with the Company being the surviving entity) or another Guarantor or (ii) a Guarantor or the Company with an Affiliate organized solely for the purpose of reincorporating such Guarantor or the Company in another jurisdiction in the United States or any state thereof or the District of Columbia need only comply with:

(A)       clause (4) of the first paragraph of this covenant; and

(B)        (x) in the case of a merger or consolidation involving the Company as described in clause (ii), clause 1(b)(y) of the first paragraph of this covenant and (y) in the case of a merger or consolidation involving the Guarantor as described in clause (ii), clause (2) of the immediately preceding paragraph.

Limitations on Transactions with Affiliates.   (a)  Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with, or for the benefit of, any of its Affiliates (each an “Affiliate Transaction”), other than

(x)           Affiliate Transactions permitted under paragraph (b) below, and

(y)           Affiliate Transactions on terms that are no less favorable than those that might reasonably have been obtained in a comparable transaction at such time on an arm’s-length basis from a Person that is not an Affiliate of Parent or such Restricted Subsidiary.

With respect to all Affiliate Transactions, Parent shall deliver an Officers’ Certificate to the Trustee certifying that such transactions are in compliance with clause (a)(y) of the preceding paragraph. All Affiliate Transactions (and each series of related Affiliate Transactions which are similar or part of a common plan) involving aggregate payments or other property with a Fair Market Value in excess of $1.0 million shall be approved by a majority of the members of the Board of Directors of Parent (including a majority of the disinterested members thereof), as the case may be, such approval to be evidenced by a Board Resolution stating that such Board of Directors has determined that such transaction complies with the foregoing provisions. If Parent or any Restricted Subsidiary of Parent enters into an Affiliate Transaction (or a series of related Affiliate Transactions related to a common plan) that involves an aggregate Fair Market Value of more than $5.0 million, Parent shall, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transaction or series of related transactions to Parent or the relevant Restricted Subsidiary, as the case may be, from an Independent Financial Advisor and file the same with the Trustee.

(b)          The restrictions set forth in the first paragraph of this covenant shall not apply to:

(1)         reasonable fees and compensation paid to and indemnity provided on behalf of, officers, directors, employees or consultants of Parent or any Restricted Subsidiary of Parent as determined in good faith by Parent’s Board of Directors or senior management;

(2)         transactions exclusively between or among Parent and any of its Restricted Subsidiaries or exclusively between or among such Restricted Subsidiaries, provided such transactions are not otherwise prohibited by the Indenture;

(3)         any agreement as in effect as of the Issue Date or any transaction contemplated thereby and any amendment thereto or any replacement agreement thereto so long as any such amendment or replacement agreement is not more disadvantageous to the Holders in any material respect than the original agreement as in effect on the Issue Date;

(4)         Restricted Payments permitted by the Indenture; and

(5)         any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into by Parent or any of its Restricted Subsidiaries in the ordinary course of business.

Additional Subsidiary Guarantees.   If Parent or any of its Restricted Subsidiaries shall organize, acquire or otherwise invest in another Person that is or becomes a Domestic Restricted Subsidiary that is not a Guarantor, then Parent shall cause such Domestic Restricted Subsidiary that is not a Guarantor to:

(1)         execute and deliver to the Trustee a supplemental indenture in form reasonably satisfactory to the Trustee pursuant to which such Domestic Restricted Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms set forth in the Indenture;

(2)         execute and deliver to the Collateral Agent amendments to the Collateral Agreements and take such other actions as the Collateral Agent deems necessary or advisable in order to grant to the Collateral Agent, for the benefit of the Holders, a perfected Lien in the assets other than Excluded Collateral of such Domestic Restricted Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Collateral Agreements;

(3)         take such further action and execute and deliver such other documents specified in the Indenture or otherwise reasonably requested by the Trustee to effectuate the foregoing; and

(4)         deliver to the Trustee an Opinion of Counsel that such supplemental indenture and any other documents required to be delivered have been duly authorized, executed and delivered by such Domestic Restricted Subsidiary and constitutes a legal, valid, binding and enforceable obligations of such Domestic Restricted Subsidiary.

Thereafter, such Domestic Restricted Subsidiary shall be a Guarantor for all purposes of the Indenture. Immediately after the acquisition of Oregon Telecom, Inc. with a portion of the proceeds from the sale of the Notes offered hereby, the Company shall cause Oregon Telecom, Inc. to comply with the foregoing and  become a Domestic Restricted Subsidiary.

Impairment of Lien.   Neither the Company, Parent nor any of its Restricted Subsidiaries will take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Collateral Agent with respect to the Collateral, except as permitted by the Collateral Agreements or the Indenture. Neither the Company nor any of its Domestic Restricted Subsidiaries shall grant to any Person (other than the Collateral Agent), or permit any Person (other than the Collateral Agent), to retain any interest whatsoever in the Collateral other than Permitted Liens. Neither the Company nor any of its Restricted Subsidiaries will enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than the First Priority Claims and as otherwise permitted by the Indenture, the Notes and the Collateral Agreements. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, execute and deliver all such agreements and instruments as the Collateral Agent or the Trustee shall reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Collateral Agreements. The Company shall, and shall cause each Guarantor to, at their sole cost and expense, file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Collateral Agreements at such times and at such places as the Collateral Agent or the Trustee may reasonably request.

Real Estate Mortgages and Filings.   With respect to any fee interest in any real property (individually and collectively, the “Premises”) acquired by the Parent or a Domestic Restricted Subsidiary after the Issue Date, with a purchase price greater than $1,000,000, within 90 days of the acquisition thereof:

(1)         the Company shall deliver to the Collateral Agent, as mortgagee, fully-executed counterparts of Mortgages, each dated as of the Issue Date or the date of acquisition of such property, as the case may be, duly executed by Parent or the applicable Domestic Restricted Subsidiary, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage as may be necessary to create a valid, perfected Lien, subject to Permitted Liens, against the properties purported to be covered thereby;

(2)         the Company shall deliver to the Collateral Agent mortgagee’s title insurance policies in favor of the Collateral Agent, as mortgagee for the ratable benefit of the Collateral Agent, the Trustee and the Holders in an amount equal to 100% of the Fair Market Value of the Premises purported to be covered by the related Mortgage, insuring that title to such property is marketable and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens; and

(3)         the Company shall deliver to the Collateral Agent, with respect to each of the covered Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Trustee and the Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the property and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Company and the Guarantors stating that there has been no change, other than, in each case, changes that do not materially adversely affect the use by the Company or Guarantor, as applicable, of such Premises for the Company or such Guarantor’s business as so conducted, or intended to be conducted, at such Premises.

Conduct of Business.   Parent and its Restricted Subsidiaries will not engage in any business other than the Permitted Business.

Reports to Holders.   The Indenture provides that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the “SEC”), so long as any Notes are outstanding, Parent will furnish to the Trustee and, upon request, to the Holders:

(1)         all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Parent were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Parent and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of Parent and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Parent, if any) and, with respect to the annual information only, a report thereon by Parent’s certified independent accountants; and

(2)         all current reports that would be required to be filed with the SEC on Form 8-K if Parent were required to file such reports, in each case within the time periods specified in the SEC’s rules and regulations.

In addition, whether or not required by the rules and regulations of the SEC, Parent will file a copy of all such information and reports with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing).

Payments for Consent.   Parent will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture, any Collateral Agreement or the Notes, unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Events of Default

The following events are defined in the Indenture as “Events of Default”:

(1)         the failure to pay interest on any Notes or any other amount (other than principal for the Notes) when the same becomes due and payable and the default continues for a period of 30 days;

(2)         the failure to pay the principal of or premium, if any, on any Notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise (including the failure to make a payment to purchase Notes tendered pursuant to a Change of Control Offer or a Net Proceeds Offer);

(3)         a default in the observance or performance of any other covenant or agreement contained in the Indenture (other than the payment of the principal of, or premium, if any, or interest on any Note) or any Collateral Agreement which default continues for a period of 30 days after Parent or the Company receives written notice specifying the default (and demanding that such default be remedied) from the Trustee or the Holders of at least 25% of the outstanding principal amount at maturity of the Notes (except in the case of a default with respect to the “—Merger, Consolidation and Sale of Assets” covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

(4)         the failure to pay at final maturity (giving effect to any applicable grace periods and any extensions thereof) the principal amount of any Indebtedness of Parent or any Restricted Subsidiary of Parent, or the acceleration of the final stated maturity of any such Indebtedness (which acceleration is not rescinded, annulled or otherwise cured within 20 days from the date of acceleration) if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at final maturity or which has been accelerated (in each case with respect to which the 20-day period described above has elapsed), aggregates $5.0 million or more at any time;

(5)         one or more judgments in an aggregate amount in excess of $5.0 million shall have been rendered against Parent or any of its Restricted Subsidiaries (other than any judgment as to which a reputable and solvent third party insurer has accepted full coverage) and such judgments remain undischarged, unpaid or unstayed for a period of 60 days after such judgment or judgments become final and non-appealable;

(6)         certain events of bankruptcy affecting Parent, the Company or any of their Significant Subsidiaries;

(7)         any Collateral Agreement at any time for any reason shall cease to be in full force and effect in all material respects, or ceases to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby, superior to and prior to the rights of all third Persons other than the holders of Permitted Liens and subject to no other Liens except as expressly permitted by the applicable Collateral Agreement or the Indenture;

(8)         the Company or any of the Guarantors, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Collateral Agreement; or

(9)         the Guarantee of Parent or any Significant Subsidiary ceases to be in full force and effect or is declared to be null and void and unenforceable or is found to be invalid or any Guarantor denies its liability under its Guarantee (other than by reason of release of a Guarantor in accordance with the terms of the Indenture).

If an Event of Default (other than an Event of Default specified in clause (6) above with respect to Parent or the Company) shall occur and be continuing and has not been waived, the Trustee or the Holders of at least 25% in principal amount at maturity of outstanding Notes may declare the principal of and premium, if any and accrued interest, if any, on all the Notes to be due and payable by notice in writing to the Company and the Trustee specifying the Event of Default and that it is a “notice of acceleration” (the “Acceleration Notice”), and the same shall become immediately due and payable.

If an Event of Default specified in clause (6) above with respect to Parent or the Company occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest, if any, on all of the outstanding Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder.

The Indenture provides that, at any time after a declaration of acceleration with respect to the Notes as described in the preceding paragraphs, the Holders of a majority in principal amount at maturity of the Notes may rescind and cancel such declaration and its consequences:

(1)         if the rescission would not conflict with any judgment or decree;

(2)         if all existing Events of Default have been cured or waived except nonpayment of principal, premium, if any, or interest that has become due solely because of the acceleration;

(3)         to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal and premium, if any, which has become due otherwise than by such declaration of acceleration, has been paid;

(4)         if Parent or the Company has paid the Trustee its reasonable compensation and reimbursed the Trustee for its reasonable expenses, disbursements and its advances; and

(5)         in the event of the cure or waiver of an Event of Default of the type described in clause (6) of the description above of Events of Default, the Trustee shall have received an Officers’ Certificate and an Opinion of Counsel that such Event of Default has been cured or waived.

No such rescission shall affect any subsequent Default or impair any right consequent thereto.

The Holders of a majority in principal amount at maturity of the Notes may waive any existing Default or Event of Default under the Indenture, and its consequences, except a default in the payment of the principal of or premium, if any, or interest on any Notes.

Holders may not enforce the Indenture or the Notes except as provided in the Indenture and under the TIA. Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee is under no obligation to exercise any of its rights or powers under the Indenture at the request, order or direction of any of the Holders, unless such Holders have offered to the Trustee reasonable indemnity. Subject to the provisions of the Indenture and applicable law, the Holders of a majority in aggregate principal amount at maturity of the then outstanding Notes have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee.

No past, present or future director, officer, employee, incorporator, or stockholder of the Company or a Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the Guarantees or the Indenture or for any claim based on, in respect of, such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Under the Indenture, the Company and Parent are required to provide an Officers’ Certificate to the Trustee promptly upon any Officer obtaining knowledge of any Default or Event of Default (provided that such Officers’ Certificate shall be provided at least annually whether or not such Officers know of any Default or Event of Default) that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have its obligations and the obligations of the Guarantors discharged with respect to the outstanding Notes (“Legal Defeasance”). Such Legal Defeasance means that the Company shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes, except for:

(1)         the rights of Holders to receive payments in respect of the principal of, premium, if any, and interest on the Notes when such payments are due;

(2)         the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payments;

(3)         the rights, powers, trust, duties and immunities of the Trustee and the Company’s obligations in connection therewith; and

(4)         the Legal Defeasance provisions of the Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company released with respect to certain covenants that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described in the section entitled “Events of Default” will no longer constitute an Event of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1)         the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders cash in U.S. dollars, non-callable U.S. government obligations, or a combination thereof, in such amounts and at such times as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any and interest on the Notes on the stated date for payment thereof or on the applicable redemption date, as the case may be;

(2)         in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that:

(a)          the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(b)         since the date of the Indenture, there has been a change in the applicable federal income tax law,

in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)         in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel in the United States reasonably acceptable to the Trustee confirming that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)         no Default or Event of Default shall have occurred and be continuing on the date of such deposit pursuant to clause (1) of this paragraph (except such Default or Event of Default resulting from the failure to comply with “Certain Covenants—Limitations on Incurrence of Additional Indebtedness” as a result of the borrowing of funds required to effect such deposit) or insofar as Defaults or Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of such deposit;

(5)         such Legal Defeasance or Covenant Defeasance shall not result in a breach of, or constitute a default under the Indenture or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6)         the Company shall have delivered to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders over any other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any other creditors of the Company or others;

(7)         the Company shall have delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)         the Company shall have delivered to the Trustee an Opinion of Counsel (subject to customary qualifications and exclusions) to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940.

Satisfaction and Discharge

The Indenture and the Collateral Agreements will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when:

(1)         either:

(a)          all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation; or

(b)         all Notes not theretofore delivered to the Trustee for cancellation (i) have become due and payable, (ii) will become due and payable at their stated maturity within one year or (iii) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of, premium, if any, and interest on the Notes to the date of deposit together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(2)         the Company has paid all other sums payable under the Indenture and the Collateral Agreements by the Company; and

(3)         the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel stating that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

Modification of the Indenture

From time to time, the Company, the Guarantors and the Trustee, without the consent of the Holders, may amend, modify or supplement the Indenture, the Notes and the Guarantees:

(1)         to cure any ambiguity, defect or inconsistency contained therein;

(2)         to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)         to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders in accordance with the covenant described in the section entitled “Certain Covenants—Merger, Consolidation and Sale of Assets;”

(4)         to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights of any such Holder under the Indenture, the Notes and the Guarantees;

(5)         to comply with requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA;

(6)         to allow any Subsidiary or any other Person to guarantee the Notes; or

(7)         if necessary, in connection with any addition or release of Collateral permitted under the terms of the Indenture or Collateral Agreements,

(8)         to release a Guarantor as permitted by the Indenture and the relevant Guarantee,

so long as such amendment, modification or supplement does not, in the opinion of the Trustee adversely affect the rights of any of the Holders in any material respect. In formulating its opinion on such matters, the Trustee will be entitled to rely on such evidence as it deems appropriate, including, without limitation, solely on an Opinion of Counsel. Other amendments of, modifications to and supplements to the Indenture, the Notes and the Guarantees may be made with the consent of the Holders of a majority in principal amount at maturity of the then outstanding Notes issued under the Indenture, except that, without the consent of each Holder affected thereby, no amendment may:

(1)         reduce the amount of Notes whose Holders must consent to an amendment, supplement or waiver of any provision of the Indenture or the Notes;

(2)         reduce the rate of or change or have the effect of changing the time for payment of interest, including defaulted interest, on any Notes;

(3)         reduce the principal of or change or have the effect of changing the fixed maturity of any Notes, or change the date on which any Notes may be subject to redemption or reduce the redemption price therefor;

(4)         make any Notes payable in money other than that stated in the Notes;

(5)         make any change in provisions of the Indenture protecting the right of each Holder to receive payment of principal of, premium, if any, and interest on such Note on or after the due date thereof or to bring suit to enforce such payment, or permitting Holders of a majority in principal amount at maturity of Notes to waive Defaults or Events of Default;

(6)         amend, change or modify in any material respect the obligation of the Company to make and consummate a Change of Control Offer after the occurrence of a Change of Control, or make and consummate a Net Proceeds Offer with respect to any Asset Sale that has been consummated or modify any of the provisions or definitions with respect thereto;

(7)         subordinate the Notes in right of payment to any other Indebtedness of the Company or any Guarantor; or

(8)         release any Guarantor from any of its obligations under its Guarantee or the Indenture otherwise than in accordance with the terms of the Indenture.

Governing Law

The Indenture provides that it, the Notes and the Guarantees will be governed by, and construed in accordance with, the laws of the State of New York but without giving effect to applicable principles of conflicts of law to the extent that the application of the law, of another jurisdiction would be required thereby.

The Trustee

The Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such rights and powers vested in it by the Indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

The Indenture and the provisions of the TIA contain certain limitations on the rights of the Trustee, should it become a creditor of the Company, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the TIA, the Trustee will be permitted to engage in other transactions; provided that if the Trustee acquires any conflicting interest as described in the TIA, it must eliminate such conflict or resign.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

“Accreted Value” means, as of any date (the “Specified Date”), with respect to each $1,000 principal amount at maturity of Notes:

(1)         If the Specified Date is one of the following dates (each, a “Semi-Annual Accrual Date”), the amount set forth opposite such date below:

Semi-Annual Accrual Date	Accreted Value
Issue Date	$848.13
September 15, 2004	857.04
March 15, 2005	866.59
September 15, 2005	876.71
March 15, 2006	887.44
September 15, 2006	898.81
March 15, 2007	910.86
September 15, 2007	923.64
March 15, 2008	937.18
September 15, 2008	951.54
March 15, 2009	966.76
September 15, 2009	982.89
March 15, 2010	$1,000.00

(2)         if the Specified Date occurs between two Semi-Annual Accrual Dates, the sum of (A) the Accreted Value for the Semi-Annual Accrual Date immediately preceding the Specified Date and (B) an amount equal to the product of (a) the difference of (x) the Accreted Value for the immediately following Semi-Annual Accrual Date and (y) the Accreted Value for the immediately preceding Semi-Annual Accrual Date and (b) a fraction, the numerator of which is the number of days elapsed from the immediately preceding Semi-Annual Accrual Date to the Specified Date, calculated on a basis of a 360-day year comprised of twelve 30-day months, and the denominator of which is 180 days, except for the period from the Issue Date to the first Semi-Annual Accrual Date immediately succeeding the Issue Date, which is 178 days.

“Acquired Indebtedness” means Indebtedness of a Person or any of its Subsidiaries (a) existing at the time such Person becomes a Restricted Subsidiary of the Company or Parent or at the time it merges or consolidates with or into the Company or Parent or any of their respective Restricted Subsidiaries or (b) assumed in connection with the acquisition of assets from such Person, and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or Parent or such acquisition, merger or consolidation and which Indebtedness is without recourse to the Company or Parent or any of their respective Subsidiaries or to any of their respective properties or assets other than the Person or the assets to which such Indebtedness related prior to the time such Person became a Restricted Subsidiary of the Company or Parent or the time of such acquisition, merger or consolidation.

“Affiliate” means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; provided, that Beneficial Ownership of 10% or more of the Voting Stock of the Person shall be deemed to be control. The terms “controlling” and “controlled” have meanings correlative of the foregoing.

“Applicable Indebtedness” means any Indebtedness that is pari passu with the Notes.

“Asset Acquisition” means:

(1)         an Investment by Parent or any Restricted Subsidiary of Parent in any other Person pursuant to which such Person shall become a Restricted Subsidiary of Parent or any Restricted Subsidiary of Parent, or shall be merged with or into Parent or any Restricted Subsidiary of Parent, or

(2)         the acquisition by Parent or any Restricted Subsidiary of Parent of the assets of any Person (other than a Restricted Subsidiary of Parent) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other properties or assets of such Person other than in the ordinary course of business.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business), assignment or other transfer (other than a Lien in accordance with the Indenture) for value by (x) Parent or any of its Restricted Subsidiaries to any Person other than the Company or a Guarantor or (y) a Foreign Restricted Subsidiary to Parent or a Restricted Subsidiary of Parent of:

(1)         any Capital Stock of any Restricted Subsidiary of Parent; or

(2)         any other property or assets of Parent or any Restricted Subsidiary of Parent other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

(a)          a transaction or series of related transactions for which Parent or its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

(b)         the sale, lease, conveyance, disposition or other transfer of all or substantially all of the assets of Parent or the Company as permitted in the section entitled “Certain Covenants—Merger, Consolidation and Sale of Assets;”

(c)          any Restricted Payment permitted in the section entitled “Certain Covenants—Limitation on Restricted Payments,” including a Permitted Investment;

(d)         the sale of Cash Equivalents;

(e)          the sale or other disposal of property or assets pursuant to the exercise of any remedies pursuant to the documents relating to any First Priority Claims permitted under the Indenture; and

(f)            the sale or other disposition of used, worn out, obsolete or surplus equipment.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as amended, and codified as 11 U.S.C. §§101 et seq.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have meanings correlative to the foregoing.

“Board of Directors” means, as to any Person, the board of directors or similar governing body of such Person or any duly authorized committee thereof.

“Board Resolution” means, with respect to any Person, a copy of a resolution certified by the Secretary or an Assistant Secretary of such Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Capital Stock” means:

(1)         with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person;

(2)         with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person; and

(3)         any warrants, rights or options to purchase any of the instruments or interests referred to in clause (1) or (2) above.

“Capitalized Lease Obligation” means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

“Cash Equivalents” means:

(1)         marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof;

(2)         marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Ratings Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”);

(3)         commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(4)         certificates of deposit or bankers’ acceptances maturing within one year from the date of acquisition thereof issued by any bank organized under the laws of the United States of America or any state thereof or the District of Columbia or any U.S. branch of a foreign bank having at the date of acquisition thereof combined net capital and surplus of not less than $250.0 million;

(5)         repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (1) above entered into with any bank meeting the qualifications specified in clause (4) above; and

(6)         investments in money market funds which invest substantially all their assets in securities of the types described in clauses (1) through (5) above.

“Change of Control” means the occurrence of one or more of the following events:

(1)         any direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of Parent to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a “Group”), other than a transaction in which the transferee is controlled by one or more Permitted Holders;

(2)         Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Parent, other than (a) a transaction in which the surviving or Transferee Person is a Person that is controlled by the Permitted Holders or (b) any such transaction where the Voting Stock of Parent outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

(3)         the approval of any plan or proposal for the liquidation, winding up or dissolution of Parent or the Company;

(4)         prior to the first Public Equity Offering, (a) the Permitted Holders cease for any reason to be the Beneficial Owner of, directly or indirectly, in the aggregate, at least a majority of the total voting power of the Voting Stock of Parent, whether by virtue of the issuance, sale or other disposition of Capital Stock of Parent, a merger, consolidation or sale of assets involving Parent, a Restricted Subsidiary, any voting trust or other agreement, and, (b) one or more Permitted Holders do not have the right to elect a majority of the Board of Directors of Parent;

(5)         subsequent to the first Public Equity Offering, (a) any Person or Group is or becomes the Beneficial Owner, directly or indirectly, in the aggregate of more than 35% of the total voting power of the Voting Stock of Parent, and (b) the Permitted Holders Beneficially Own, directly or indirectly, in the aggregate a lesser percentage of the total voting power of the Voting Stock of Parent than such other Person or Group, and (c) one or more Permitted Holders do not have the right to elect a majority of the Board of Directors of Parent; or

(6)         individuals who on the Issue Date constituted the Board of Directors of Parent (together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of Parent was approved pursuant to a vote of a majority of the directors then still in office who were either directors on the Issue Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means collateral as such term is defined in the Security Agreement, all property mortgaged under the Mortgages and any other property, whether now owned or hereafter acquired, upon which a Lien securing the Obligations under the Indenture and the Notes is granted or purported to be granted under any Collateral Agreement.

“Collateral Agent” means the Trustee, in its capacity as collateral agent, and any successor under the Indenture.

“Collateral Agreements” means, collectively, the Security Agreement, any intercreditor agreement and each Mortgage, in each case, as the same may be in force from time to time.

“Common Stock” of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person’s common stock, whether outstanding on the Issue Date or issued after the Issue Date, and includes, without limitation, all series and classes of such common stock.

“Communications Law” means any and all of (a) the Communications Act of 1934, as amended by the Telecommunications Act of 1996, any successor federal statute and the rules and regulations of the FCC thereunder and any other federal law governing the provision of telecommunications services and the rules and regulations thereunder and (b) any state law governing the provision of telecommunications services and the rules and regulations of any PUC, all as the same may be in effect from time to time.

“Consolidated Cash Flow” means, with respect to any Person, for any period, the sum (without duplication) of:

(1)         Consolidated Net Income; and

(2)         to the extent Consolidated Net Income has been reduced thereby:

(a)          all income taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period;

(b)         Consolidated Interest Expense, and interest attributable to write-offs of deferred financing costs; and

(c)          Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period.

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum, without duplication, of:

(1)         Consolidated Interest Expense (excluding amortization or write-off of deferred financing costs); plus

(2)         the product of (x) the amount of all dividend payments on any Disqualified Capital Stock of such Person and any Preferred Stock of any Restricted Subsidiary of such Person (other than dividends paid in Qualified Capital Stock and dividends paid to such Person or any of its Restricted Subsidiaries) paid or required to be paid during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal.

“Consolidated Interest Expense” means, with respect to any Person for any period, the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, as determined in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees).

“Consolidated Net Income” means, with respect to any Person, for any period, the aggregate net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, however, that there shall be excluded therefrom:

(1)         after-tax gains and losses from Asset Sales or abandonments or reserves relating thereto;

(2)         after-tax items classified as extraordinary gains or losses;

(3)         the net income (but not loss) of any Restricted Subsidiary of the referent Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted by a contract, operation of law or otherwise (other than any such restrictions applicable to the Company and other than any such restrictions imposed by the Credit Agreement so long as the Credit Agreement does not restrict dividends or distributions to the Company);

(4)         the net income of any Person, other than the referent Person or a Restricted Subsidiary of the referent Person, except to the extent of cash dividends or distributions paid to the referent Person or to a wholly owned Restricted Subsidiary of the referent Person by such Person;

(5)         any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

(6)         income or loss attributable to discontinued operations (including, without limitation, operations disposed of during such period whether or not such operations were classified as discontinued);

(7)         all gains and losses realized on or because of the purchase or other acquisition by such Person or any of its Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;

(8)         the cumulative effect of a change in accounting principles;

(9)         interest expense attributable to dividends on Qualified Capital Stock pursuant to Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity;”

(10)  non-cash charges resulting from the impairment of intangible assets; and

(11)  in the case of a successor to the referent Person by consolidation or merger or as a transferee of the referent Person’s assets, any earnings (or losses) of the successor corporation prior to such consolidation, merger or transfer of assets.

“Consolidated Net Worth” of any Person means the consolidated stockholders’ equity of the Person, determined on a consolidated basis in accordance with GAAP, less (without duplication) amounts attributable to Disqualified Capital Stock of such Person.

“Consolidated Non-cash Charges” means, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its Restricted Subsidiaries to the extent they reduce Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge which requires an accrual of or a reserve for cash charges for any future period).

“Credit Agreement” means any agreement entered into from time to time with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing or letters of credit, or notes, bonds, debentures or other securities, together with the related documents thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended, supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing or otherwise restructuring (including increasing the amount of available borrowings thereunder (provided that such increase in borrowings is permitted under clause (2) of the definition of the term “Permitted Indebtedness”) or adding Subsidiaries of the Company as additional borrowers or guarantors thereunder) all or any portion of the Indebtedness under such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary of the Company against fluctuations in currency values.

“Default” means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means that portion of any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event (other than an event that would constitute a Change of Control), matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the sole option of the holder thereof (except in each case, upon the occurrence of a Change of Control) on or prior to the first anniversary of the final maturity date of the Notes for cash or is convertible into or exchangeable for debt securities of the Parent or its Subsidiaries at any time prior to such anniversary.

“Domestic Restricted Subsidiary” means, with respect to any Person, a Domestic Subsidiary of such Person that is a Restricted Subsidiary of such Person.

“Domestic Subsidiary” means, with respect to any Person, a Subsidiary of such Person that is not a Foreign Subsidiary of such Person.

“Eligible Accounts Receivable” means the accounts receivable (net of any reserves and allowances for doubtful accounts in accordance with GAAP) of any Person that are not more than 60 days past their due date and that were entered into in the ordinary course of business on normal payment terms as shown on the most recent financial consolidated balance sheet of such Person, all in accordance with GAAP.

“Equity Offering” means an underwritten public offering of Common Stock of Parent pursuant to a registration statement filed with the SEC (other than on Form S-8) or any private placement of Common Stock of the Parent to any Person other than issuances upon exercise of options by employees of Parent or any of the Restricted Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of the Company acting in good faith and shall be evidenced by a Board Resolution of the Board of Directors of the Company delivered to the Trustee.

“FCC” means the Federal Communications Commission of the United States of America, and any successor, in whole or in part, to its jurisdiction.

“First Lien Agent” means the Person or Persons designated as such by the holders of First Priority Claims.

“First Priority Claims” means (a) Indebtedness permitted pursuant to clause (2) of the definition of Permitted Indebtedness, (b) Indebtedness incurred in compliance with “Certain Covenants—Limitation on Incurrence of Additional Indebtedness” and which is secured by a Lien permitted pursuant to clause (18) of the definition of Permitted Liens and Refinancing Indebtedness with respect thereto, and (c) all other Obligations under the documents relating to Indebtedness described in clauses (a) and (b) above.

“First Priority Cash Management Obligations” means all obligations of the Company and the Guarantors in respect of overdrafts and related liabilities owed to any other Person that arise from treasury, depositary or cash management services, including in connection with any automated clearing house transfers of funds, or any similar transactions, secured by any assets constituting Collateral under the documents that secure First Priority Claims.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“Foreign Subsidiary” means, with respect to any Person, any Subsidiary of such Person that is organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“GAAP” means accounting principles generally accepted in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which are in effect as of the Issue Date.

“Guarantor” means each of Parent and the Subsidiary Guarantors.

“Holder” means the Person in whose name a Note is registered on the registrar’s books.

“Indebtedness” means with respect to any Person, without duplication:

(1)         all Obligations of such Person for borrowed money;

(2)         all Obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

(3)         all Capitalized Lease Obligations of such Person;

(4)         all Obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all Obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business that are not overdue by 90 days or more or are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and any deferred purchase price represented by earn outs);

(5)         all Obligations for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction, whether or not then due;

(6)         guarantees and other contingent obligations in respect of Indebtedness referred to in clauses (1) through (5) above and clause (8) below;

(7)         all Obligations of any other Person of the type referred to in clauses (1) through (6) which are secured by any Lien on any property or asset of such Person, the amount of any such Obligation being deemed to be the lesser of the Fair Market Value of the property or asset securing such Obligation or the amount of such Obligation;

(8)         all Interest Swap Obligations and all Obligations under Currency Agreements of such Person; and

(9)         all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price, but excluding accrued dividends, if any.

Notwithstanding the foregoing, Indebtedness shall not include any Qualified Capital Stock. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the Fair Market Value of such Disqualified Capital Stock, such Fair Market Value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock.

“Independent Financial Advisor” means a nationally-recognized accounting, appraisal or investment banking firm: (1) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in the Company; and (2) that, in the judgment of the Board of Directors of Parent, is otherwise independent and qualified to perform the task for which it is to be engaged.

“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

“Investment” in any Person means any direct or indirect advance, loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of the lender) or other extensions of credit (including by way of guarantee or similar arrangement) or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition for value of Capital Stock, Indebtedness or other similar instruments issued by such Person. If Parent or any Restricted Subsidiary issues, sells or otherwise disposes of any Capital Stock of a Person that is a Restricted Subsidiary such that, after giving effect thereto, such Person is no longer a Restricted Subsidiary, any Investment by Parent or any Restricted Subsidiary in such Person remaining after giving effect thereto will be deemed to be a new Investment at such time. The acquisition by Parent or any Restricted Subsidiary of a Person that holds an Investment in a third Person will be deemed to be an Investment by Parent or such Restricted Subsidiary in such third Person at such time. Except as otherwise provided for herein, the amount of an Investment shall be its fair market value at the time the Investment is made and without giving effect to subsequent changes in value.

For purposes of the definition of “Unrestricted Subsidiary”, the definition of “Restricted Payment” and the covenant described in the section entitled “—Certain Covenants—Limitation on Restricted Payments”:

(i)             “Investment” shall include the portion (proportionate to Parent’s equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of Parent at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Parent shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary equal to an amount (if positive) equal to (A) Parent’s “Investment” in such Subsidiary at the time of such redesignation less (B) the portion (proportionate to Parent’s equity interest in such

Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

(ii)         any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Board of Directors of Parent.

“Issue Date” means March 17, 2004.

“Lien” means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest).

“Mortgages” means the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents granting Liens on the Premises, as well as the other Collateral secured by and described in the mortgages, deeds of trust, deeds to secure Indebtedness or other similar documents.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest) received by Parent or any of its Restricted Subsidiaries from such Asset Sale net of:

(1)         reasonable out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions);

(2)         all taxes and other costs and expenses actually paid or estimated by Parent (in good faith) to be payable in cash in connection with such Asset Sale;

(3)         repayment of Indebtedness that is secured by the property or assets that are the subject of such Asset Sale and is required to be repaid in connection with such Asset Sale; and

(4)         appropriate amounts to be provided by Parent or any Restricted Subsidiary, as the case may be, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by Parent or any Restricted Subsidiary, as the case may be, after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale.

provided, however, that if, after the payment of all taxes with respect to such Asset Sale, the amount of estimated taxes, if any, pursuant to clause (2) above exceeded the tax amount actually paid in cash in respect of such Asset Sale, the aggregate amount of such excess shall, at such time, constitute Net Cash Proceeds.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer or any Vice President of the Company.

“Officers’ Certificate” means a certificate signed by two Officers of the Company or Parent, as the case may be, at least one of whom shall be the principal financial officer of the Company or Parent, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion of counsel who shall be reasonably acceptable to the Trustee.

“Permitted Business” means:

(1)         the delivery or distribution of telecommunications, voice, data or video services;

(2)         any business or activity reasonably related or ancillary to those listed above, including, any business the Parent or a Restricted Subsidiary conducts on the Issue Date, and the acquisition, holding or exploitation of any license relating to the delivery of those services; or

(3)         any other business or activity in which the Parent and the Restricted Subsidiaries expressly contemplate engaging under the provisions of Parent’s certificate of incorporation and bylaws as in effect on the Issue Date.

“Permitted Holders” means: (i) Bain Capital Fund VI, L.P., Wind Point Partners IV, L.P., Stolberg Partners, L.P. and their respective Affiliates and (ii) Clifford D. Williams and Richard A. Smith (the “Management Holders”); provided, that in determining the Voting Stock Beneficially Owned by the Management Holders, any Voting Stock purchased by the Company or the Management Holders with proceeds from the incurrence of Indebtedness by the Company or an Affiliate of the Company shall be disregarded.

“Permitted Indebtedness” means, without duplication, each of the following:

(1)         Indebtedness under the Notes in an aggregate outstanding principal amount at maturity not to exceed $100.0 million and the related Guarantees;

(2)         Indebtedness incurred pursuant to the Credit Agreement in an aggregate principal amount at any time outstanding not to exceed the greater of (a) $20.0 million or (b) the sum of 80% of Eligible Accounts Receivable and 50% of consolidated inventory of Parent and its Restricted Subsidiaries;

(3)         other Indebtedness of Parent and its Restricted Subsidiaries outstanding on the Issue Date;

(4)         Interest Swap Obligations of Parent or any Restricted Subsidiary of Parent covering Indebtedness of Parent or any of its Restricted Subsidiaries; provided, however, that such Interest Swap Obligations are entered into for the purpose of fixing or hedging interest rates with respect to any fixed or variable rate Indebtedness that is permitted by the Indenture to be outstanding to the extent that the notional amount of any such Interest Swap Obligation does not exceed the principal amount of Indebtedness to which such Interest Swap Obligation relates;

(5)         Indebtedness under Currency Agreements; provided that in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of Parent and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(6)         Intercompany Indebtedness of the Company or a Guarantor for so long as such Indebtedness is held by the Company or a Guarantor; provided that if as of any date any Person other than the Company or a Guarantor owns or holds any such Indebtedness or holds a Lien in respect of such Indebtedness, such date shall be deemed the incurrence of Indebtedness not constituting Permitted Indebtedness under this clause (6) by the issuer of such Indebtedness;

(7)         Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within three business days of incurrence;

(8)         Indebtedness of Parent or any of its Restricted Subsidiaries represented by letters of credit for the account of Parent or such Restricted Subsidiary, as the case may be, in order to provide security for workers’ compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business;

(9)         obligations in respect of performance, bid and surety bonds and completion guarantees provided by Parent or any Restricted Subsidiary in the ordinary course of business;

(10)  Indebtedness represented by Capitalized Lease Obligations and Purchase Money Indebtedness of Parent and its Restricted Subsidiaries incurred in the ordinary course of business (including Refinancings thereof that do not result in an increase in the aggregate principal amount of Indebtedness of such Person as of the date of such proposed Refinancing (plus the amount of any premium required to be paid under the terms of the instrument governing such Indebtedness and plus the amount of reasonable expenses incurred by Parent in connection with such Refinancing)) not to exceed $5.0 million at any time outstanding;

(11)  Refinancing Indebtedness;

(12)  Indebtedness represented by guarantees by Parent or a Restricted Subsidiary of Indebtedness incurred by Parent or a Restricted Subsidiary so long as the incurrence of such Indebtedness by Parent or any such Restricted Subsidiary is otherwise permitted by the terms of the Indenture;

(13)  Indebtedness arising from agreements of Parent or a Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred in connection with the disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that the maximum aggregate liability in respect of all such Indebtedness shall at no time exceed the gross proceeds actually received by Parent and the Subsidiary in connection with such disposition;

(14)  Indebtedness of Parent or any of its Restricted Subsidiaries to the extent the net proceeds thereof are promptly used to redeem the Notes in full or deposited to defease or discharge the Notes, in each case, in accordance with the Indenture; and

(15)  additional Indebtedness of Parent and its Restricted Subsidiaries in an aggregate principal amount not to exceed $5.0 million at any time outstanding.

For purposes of determining compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant, (a) the outstanding principal amount of any item of Indebtedness shall be counted only once and (b) in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (1) through (15) above or is entitled to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio provisions of such covenant, Parent shall, in its sole discretion, classify (or later reclassify) such item of Indebtedness in any manner that complies with this covenant. Accrual of interest, accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Capital Stock in the form of additional shares of the same class of Disqualified Capital Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Capital Stock for purposes of the “—Limitations on Incurrence of Additional Indebtedness” covenant.

“Permitted Investments” means:

(1)         Investments by Parent or any Restricted Subsidiary of Parent in the Company or any Person that is or will become immediately after such Investment a Guarantor or that will merge or consolidate with or into the Company or a Guarantor, or that transfers or conveys all or substantially all of its assets to the Company or a Guarantor;

(2)         Investments in cash and Cash Equivalents;

(3)         Currency Agreements and Interest Swap Obligations entered into in the ordinary course of the Company’s or its Restricted Subsidiaries’ businesses and otherwise in compliance with the Indenture;

(4)         Investments in the Notes;

(5)         Investments in securities of trade creditors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers in exchange for claims against such trade creditors or customers;

(6)         Investments made by the Company or its Restricted Subsidiaries as a result of consideration received in connection with an Asset Sale made in compliance with the “—Limitation on Asset Sales” covenant;

(7)         Investments in existence on the Issue Date;

(8)         loans and advances, including advances for travel and moving expenses, to employees, officers and directors of the Company and its Restricted Subsidiaries in the ordinary course of business for bona fide business purposes not in excess of $1.0 million at any one time outstanding; and

(9)         advances to suppliers and customers in the ordinary course of business.

“Permitted Liens” means the following types of Liens:

(1)         Liens for taxes, assessments or governmental charges or claims either (a) not delinquent or (b) contested in good faith by appropriate proceedings and as to which Parent or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(2)         statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law or pursuant to customary reservations or retentions of title incurred in the ordinary course of business for sums not yet delinquent or being contested in good faith, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made in respect thereof;

(3)         Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, including any Lien securing letters of credit issued in the ordinary course of business consistent with past practice in connection therewith, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money);

(4)         any judgment Lien not giving rise to an Event of Default;

(5)         easements, rights-of-way, zoning restrictions and other similar charges or encumbrances in respect of real property not interfering in any material respect with the ordinary conduct of the business of Parent or any of its Restricted Subsidiaries;

(6)         any interest or title of a lessor under any Capitalized Lease Obligation permitted pursuant to clause (9) of the definition of “Permitted Indebtedness;” provided that such Liens do not extend to any property or assets which are not leased property subject to such Capitalized Lease Obligation;

(7)         Liens securing Purchase Money Indebtedness permitted pursuant to clause (9) of the definition of “Permitted Indebtedness;” provided, however, that (a) the Indebtedness shall not exceed the cost of the property or assets acquired, together, in the case of real property, with the cost of the construction thereof and improvements thereto, and shall not be secured by a Lien on any property or assets of Parent or any Restricted Subsidiary of Parent other than such property or assets so acquired or constructed and improvements thereto and (b) the Lien securing such Indebtedness shall be created within 180 days of such acquisition or construction or, in the case of a refinancing of any Purchase Money Indebtedness, within 180 days of such refinancing;

(8)         Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(9)         Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(10)  Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of Parent or any of its Restricted Subsidiaries, including rights of offset and set-off;

(11)  Liens securing Interest Swap Obligations which Interest Swap Obligations relate to Indebtedness that is otherwise permitted under the Indenture;

(12)  Liens securing Indebtedness under Currency Agreements that are permitted under the Indenture and liens securing First Priority Cash Management Obligations;

(13)  Liens securing Acquired Indebtedness incurred in accordance with the “—Limitation on Incurrence of Additional Indebtedness” covenant; provided that:

(a)          such Liens secured such Acquired Indebtedness at the time of and prior to the incurrence of such Acquired Indebtedness by Parent or a Restricted Subsidiary of Parent and were not granted in connection with, or in anticipation of, the incurrence of such Acquired Indebtedness by Parent or a Restricted Subsidiary of Parent; and

(b)         such Liens do not extend to or cover any property or assets of Parent or of any of its Restricted Subsidiaries other than the property or assets that secured the Acquired Indebtedness prior to the time such Indebtedness became Acquired Indebtedness of Parent or a Restricted Subsidiary of Parent and are no more favorable to the lienholders than those securing the Acquired Indebtedness prior to the incurrence of such Acquired Indebtedness by Parent or a Restricted Subsidiary of Parent;

(14)  Liens existing as of the Issue Date and securing Indebtedness permitted to be outstanding under clause (3) of the definition of the term “Permitted Indebtedness” to the extent and in the manner such Liens are in effect on the Issue Date;

(15)  Liens securing the Notes and all other monetary obligations under the Indenture and the Guarantees;

(16)  Liens securing Indebtedness under the Credit Agreement, to the extent such Indebtedness is permitted under clause (2) of the definition of the term “Permitted Indebtedness, and all other Obligations thereunder;”

(17)  Liens securing Refinancing Indebtedness which is incurred to Refinance any Indebtedness which has been secured by a Lien permitted under this paragraph and which has been incurred in accordance with the “—Limitation on Incurrence of Additional Indebtedness” provisions of the Indenture; provided, however, that such Liens: (i) are no less favorable to the Holders and are not more favorable to the lienholders with respect to such Liens than the Liens in respect of the

Indebtedness being Refinanced; and (ii) do not extend to or cover any property or assets of Parent or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced; and

(18)  Liens securing Acquired Indebtedness or Indebtedness (and all other Obligations related thereto) of the Company or a Guarantor, the proceeds of which are used by the Company or such Guarantor to acquire assets that will be used in a Permitted Business or the Capital Stock of a Person that becomes a Subsidiary Guarantor or is merged with or into Parent, the Company or a Subsidiary Guarantor; provided, that immediately thereafter the ratio of:

(a)          the principal amount (or accreted value, as the case may be) of First Priority Claims of Parent and its Restricted Subsidiaries on a consolidated basis outstanding as of the Transaction Date to

(b)         the Pro Forma Consolidated Cash Flow of Parent for the preceding two full fiscal quarters multiplied by two, determined on a pro forma basis as if any such Indebtedness had been Incurred and the proceeds thereof had been applied at the beginning of such two fiscal quarters, would be greater than zero and less than 2.75 to 1.00.

“Person” means an individual, partnership, corporation, limited liability company, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

“Preferred Stock” of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

“Pro Forma Consolidated Cash Flow” means, with respect to any Person, for any period, the Consolidated Cash Flow of such Person for such period calculated on a pro forma basis to give effect to any Asset Sale or other disposition or Asset Acquisition (including acquisitions of other Persons by merger, consolidation or purchase of Capital Stock) by such Person during such period as if such Asset Sale or other disposition or Asset Acquisition had taken place on the first day of such period. For purposes of this definition, whenever pro forma effect is to be given to an Asset Acquisition and the amount of income or earnings relating thereto, the pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company. Any such pro forma calculations may include operating expense reductions (net of associated expenses) for such period resulting from the Asset Acquisition or other Investment which is being given pro forma effect that (a) would be permitted to be reflected on pro forma financial statements pursuant to Rule 11-02 of Regulation S-X under the Securities Act or (b) have been realized or for which substantially all the steps necessary for realization have been taken or, at the time of determination, are reasonably expected to be taken with 180 days immediately following any such Asset Acquisition or other Investment, including, but not limited to, the execution, termination, renegotiation or modification of any contracts, the termination of any personnel or the closing of any facility, as applicable, provided that, in any case, such adjustments shall be calculated on an annualized basis and such adjustments are set forth in an Officers’ Certificate signed by Parent’s chief financial officer and another Officer which states in detail (i) the amount of such adjustment or adjustments, (ii) that such adjustment or adjustments are based on the reasonable good faith beliefs of the Officers executing such Officers’ Certificate at the time of such execution and (iii) that such adjustment or adjustments and the plan or plans related thereto have been reviewed and approved by the Parent’s Board of Directors.

“Public Equity Offering” means an underwritten public offering of Common Stock of Parent or any holding company of Parent pursuant to a registration statement filed with the SEC (other than on Form S-8).

“PUC” means the public utilities commission for any state or any other jurisdiction or any successor agency, and any successor, in whole or in part, to its functions or jurisdictions.

“Purchase Money Indebtedness” means Indebtedness of Parent and its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of installation, construction or improvement, of property or equipment, provided, that the aggregate principal amount of such Indebtedness does not exceed the lesser of the Fair Market Value of such property or such purchase price or cost.

“Qualified Capital Stock” means any Capital Stock that is not Disqualified Capital Stock.

“Refinance” means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. “Refinanced” and “Refinancing” shall have correlative meanings.

“Refinancing Indebtedness” means any Refinancing by Parent or any Restricted Subsidiary of Parent of Indebtedness incurred in accordance with the “—Limitation on Incurrence of Additional Indebtedness” covenant (other than pursuant to Permitted Indebtedness) or clause (1), (3) or (10) of the definition of Permitted Indebtedness, in each case that does not:

(1)         have an aggregate principal amount (or, if such Indebtedness is issued with original issue discount, an aggregate offering price) greater than the sum of (x) the aggregate principal amount of the Indebtedness being Refinanced (or, if such Indebtedness being Refinanced is issued with original issue discount, the aggregate accreted value) as of the date of such proposed Refinancing plus (y) the amount of fees, expenses, premium, defeasance costs and accrued but unpaid interest relating to the Refinancing of such Indebtedness being Refinanced;

(2)         create Indebtedness with: (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced; or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; or

(3)         affect the security, if any, for such Refinancing Indebtedness (except to the extent that less security is granted to holders of such Refinancing Indebtedness);

If such Indebtedness being Refinanced is subordinate or junior by its terms to the Notes, then such Refinancing Indebtedness shall be subordinate by its terms to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced.

“Restricted Subsidiary” of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Security Agreement” means the Security Agreement, dated as of the Issue Date, made by the Company and the Guarantors in favor of the Collateral Agent, as amended or supplemented from time to time in accordance with its terms.

“Significant Subsidiary” with respect to any Person, means any Restricted Subsidiary of such Person that satisfies the criteria for a “significant subsidiary” set forth in Rule 1-02(w) of Regulation S-X under the Exchange Act.

“Subsidiary” with respect to any Person, means:

(1)         any corporation of which the outstanding Capital Stock having at least a majority of the votes entitled to be cast in the election of directors under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or

(2)         any other Person of which at least a majority of the voting interest under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

“Subsidiary Guarantor” means (1) each of Parent’s Domestic Restricted Subsidiaries (other than the Company) existing on the Issue Date and (2) each of Parent’s Domestic Restricted Subsidiaries that in the future executes a supplemental indenture in which such Domestic Restricted Subsidiary agrees to be bound by the terms of the Indenture as a Subsidiary Guarantor; provided that any Person constituting a Subsidiary Guarantor as described above shall cease to constitute a Subsidiary Guarantor when its respective Guarantee is released in accordance with the terms of the Indenture.

“Transaction Date” means with respect to the incurrence of any Indebtedness by Parent or any of its Restricted Subsidiaries that is a Guarantor, the date such Indebtedness is to be incurred and, with respect to any Restricted Payment, the date such Restricted Payment is to be made.

“Unrestricted Subsidiary” of any Person means:

(1)         any Subsidiary of such Person that at the time of determination shall be or continue to be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below; and

(2)         any Subsidiary of an Unrestricted Subsidiary.

The Board of Directors of Parent may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) other than the Company to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, Parent or any other Subsidiary of Parent that is not a Subsidiary of the Subsidiary to be so designated, provided that:

(1)         Parent certifies to the Trustee that such designation complies with the “—Limitation on Restricted Payments” covenant; and

(2)         each Subsidiary to be so designated and each of its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of Parent or any of its Restricted Subsidiaries.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary only if:

(1)         immediately after giving effect to such designation, Parent is able to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on Incurrence of Additional Indebtedness” covenant; and

(2)         immediately after giving effect to such designation, no Default or Event of Default shall have occurred and be continuing.

Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the Board Resolution giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the foregoing provisions.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock of such Person entitling the holders thereof (whether at all times or only so long as no senior class of stock has voting power by reason of any contingency) to vote in the election of members of the Board of Directors (or equivalent governing body) of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (1) the then outstanding aggregate principal amount of such Indebtedness into (2) the sum of the total of the products obtained by multiplying:

(a)          the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by

(b)         the number of years (calculated to the nearest one-twelfth) which will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” of any Person means any Restricted Subsidiary of such Person of which all the outstanding Capital Stock (other than in the case of a Foreign Subsidiary, directors’ qualifying shares or an immaterial amount of shares required to be owned by other Persons pursuant to applicable law) are owned by such Person or any Wholly-Owned Subsidiary of such Person

BOOK-ENTRY; DELIVERY AND FORM

The new notes will be represented by one or more notes in registered, global form without interest coupons (each a “Global Note”) and will be deposited with the Trustee as a custodian for The Depository Trust Company (“DTC”) and registered in the name of a nominee of such depositary.

The Global Notes

We expect that pursuant to procedures established by DTC (i) upon the issuance of the Global Notes, DTC or its custodian will credit, on its internal system, the principal amount at maturity of the individual beneficial interests represented by such Global Notes to the respective accounts of persons who have accounts with such depositary and (ii) ownership of beneficial interests in the Global Notes will be shown on, and the transfer of such ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Such accounts initially will be designated by or on behalf of the underwriter and ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC (“participants”) or persons who hold interests through participants. Holders may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations that are participants in such system.

So long as DTC, or its nominee, is the registered owner or holder, DTC or such nominee, as the case may be, will be considered the sole owner or holder represented by such Global Notes for all purposes under the indenture. No beneficial owner of an interest in the Global Notes will be able to transfer that interest except in accordance with DTC’s procedures, in addition to those provided for under the indenture with respect to the notes.

Payments of the principal of, premium (if any), and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. None of us, the Trustee or any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficial ownership interest.

We expect that DTC or its nominee, upon receipt of any payment of principal, premium, if any, and interest on the Global Notes, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount at maturity of the Global Notes as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in the Global Notes held through such participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

Transfers between participants in DTC will be effected in the ordinary way through DTC’s same-day funds system in accordance with DTC rules and will be settled in same day funds. If a holder requires physical delivery of a Certificated Security for any reason, including to sell notes to persons in states which require physical delivery of the notes, or to pledge such securities, such holder must transfer its interest in a Global Note, in accordance with the normal procedures of DTC and with the procedures set forth in the indenture.

DTC has advised us that it will take any action permitted to be taken by a holder (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes are credited and only in respect of such portion of the aggregate principal amount at maturity of notes as to which such participant or participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Notes for Certificated Securities, which it will distribute to its participants.

DTC has advised us that it is:

•       is a limited purpose trust company organized under the laws of the State of New York;

•       a member of the Federal Reserve System;

•       a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•       a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in the Global Note among participants of DTC, it is under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither the Trustee nor we will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Certificated Securities

Notes in certificated registered form shall be transferred to all beneficial owners in exchange for their beneficial interests in the Global Notes if (i) DTC notifies the Company that it is unwilling or unable to continue as depository for the Global Notes and a successor depository is not appointed by the Company within ninety (90) days of such notice or (ii) an event of default has occurred under the indenture and is continuing and the registrar has received a request from the depository to issue notes in certificated registered form.

Procedures Relating to Subsequent Issuances

The indenture governing the notes provides that, in the event there is a subsequent issuance of notes and such subsequently issued notes are treated as issued at an issue price different from the adjusted issue price of the original notes or if we otherwise determine that such notes need to have a new CUSIP number, each holder of the notes agrees that a portion of such holder’s notes will be automatically exchanged, without any further action of such holder, for a portion of the notes acquired by the holders of such subsequently issued notes. Consequently, following each such subsequent issuance and exchange, each holder of the notes will own an indivisible unit composed of notes of each separate issuance in the same proportion as each other holder. Upon the creation of such unit, a new CUSIP number will be assigned to the unit. Accordingly, the notes issued in the original offering and each subsequent offering cannot be separated. All accounts of DTC participants with a position in the securities will be automatically revised to reflect the new CUSIP number.

Such an exchange will occur after issuance of the notes offered hereby, whereby a portion of such notes owned by each holder will be exchanged for a corresponding principal amount of currently outstanding notes previously issued under the indenture. See “Description of the Notes—Additional Notes.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

General

The following is a general discussion of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes, including the acquisition, ownership and disposition of the Outstanding Notes which occurs pursuant to the automatic exchange (as described below), by an initial beneficial owner of the notes, but does not purport to be a complete analysis of all potential tax consequences. Where appropriate, references to “notes” in this section refer to the notes being issued pursuant to this prospectus supplement and a pro rata portion of the Outstanding Notes that will be received following the issuance of the notes as described herein. This discussion is based upon the Internal Revenue Code of 1986, as amended, or the Code, existing and proposed Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the date hereof, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Any such change or interpretation may be applied retroactively in a manner that could adversely affect a holder of the notes. We cannot assure you that the Internal Revenue Service, or the IRS, will not challenge one or more of the tax considerations described below. We have not obtained, and do not intend to obtain, a ruling from the IRS or an opinion of counsel with respect to the U.S. federal tax considerations resulting from acquiring, holding or disposing of the notes.

In this discussion, we do not purport to address all of the tax considerations that may be relevant to a particular holder of notes in light of the holder's circumstances, or to certain categories of investors (such as banks, financial institutions, “controlled foreign corporations,” “passive foreign investment companies,” insurance companies, tax-exempt organizations, dealers in securities or currencies, traders in securities, persons who hold notes through partnerships or other pass-through entities, U.S. expatriates or persons who hold the notes as part of a hedge, a straddle or a conversion transaction, within the meaning of Section 1258 of the Code, a constructive sale transaction within the meaning of Section 1259 of the Code, an integrated transaction or other risk reduction transactions, and U.S. Holders (as defined below) whose “functional currency’’ is not the U.S. dollar) that may be subject to special rules. This discussion is limited to initial holders who purchase the notes for cash in the initial offering at the original offering price and who hold the notes as capital assets within the meaning of Section 1221 of the Code. This discussion also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction.

YOU SHOULD CONSULT YOUR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS TO YOU OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE EFFECT AND APPLICABILITY OF STATE, LOCAL OR FOREIGN OR OTHER TAX LAWS, INCLUDING GIFT AND ESTATE TAXES AND ANY TAX TREATY.

U.S. Holders

As used herein, the term U.S. Holder means a beneficial owner of a note who or that is treated for U.S. federal income tax purposes as:

(1)   an individual who is a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the “substantial presence” test under Section 7701(b) of the Code;

(2)   an entity taxable as a corporation for U.S. federal income tax purposes, which is created or organized in the U.S. or under the laws of the United States, any state therein or the District of Columbia;

(3)   an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

(4)   a trust if a U.S. court is able to exercise primary supervision over such trust's administration and one or more United States persons have the authority to control all substantial decisions of such trust, or, if the trust was in existence on August 20, 1996, and it has elected to be treated as a United States person.

If a partnership or other entity taxable as a partnership for U.S. federal income tax purposes hold the notes, the tax treatment of a partner will generally depend on the status of the partner and the activities of the partnership. Such partner should consult its tax advisor as to the tax consequences.

As used herein, the term non-U.S. Holder means a beneficial owner of a note who is not a U.S. Holder.

Payments of Interest

Payments of stated interest on a note generally will be includible in the gross income of a U.S. Holder as ordinary interest income at the time that such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes.

We may be required to make payments of additional amounts if we call the notes for redemption or if we repurchase the notes at the option of the holders upon the occurrence of a change of control. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of these additional payments, and this disclosure assumes that our position will be respected. Assuming such position is respected, a U.S. Holder would be required to include in income the amount of such additional payment at the time such payments are received or accrued in accordance with such U.S. Holder’s method of accounting for U.S. federal income tax purposes. If the Internal Revenue Services successfully challenged this position, and the notes were treated as contingent payment debt instruments, U.S. Holders could be required to accrue interest income at a rate higher than the rate that would otherwise apply and to treat as ordinary income, rather than capital gain, any gain recognized on a sale, exchange or redemption of a note. U.S. Holders are urged to consult their own tax advisors regarding the potential application to the notes of the contingent payment debt instrument rules and the consequences thereof.

Original Issue Discount

General. A debt obligation that has an issue price that is less than its stated redemption price at maturity, or SRPM, by more than a de minimis amount will be treated as issued with original issue discount, or OID, for U.S. federal income tax purposes. As explained below, the issue price of the notes will be substantially less than their SRPM, so the notes will be issued with OID.

Generally, the issue price of a note will be the first price at which a substantial amount of the notes is sold to the public (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The SRPM of a note will be the sum of all payments provided by the note other than payments of qualified stated interest. The notes will be issued at a discount from their SRPM that exceeds a de minimis amount. Accordingly, the notes will be issued with OID.

U.S. holders must generally include OID in gross income for U.S. federal income tax purposes on an annual basis under a constant yield method without regard to the holder's method of accounting for tax purposes. As a result, U.S. holders will generally be required to include OID in income in advance of the receipt of cash attributable to such income. However, U.S. Holders of the notes generally will not be required to include separately in income cash payments received on the notes to the extent such payments constitute payments of accrued OID. OID accrues based on a compounded, constant yield to maturity, taking into account the mandatory redemption described in the section entitled “Description of the Notes—Mandatory Redemption; Offers to Purchase; Open Market Purchases.” Accordingly U.S. holders of notes will be required to include in income increasingly greater amounts of OID in successive accrual periods. The aggregate amount of OID on each note will equal the excess of such note's SRPM over such note's issue price.

The amount of OID includible in income by a U.S. holder of a note is the sum of the “daily portions” of OID with respect to the note for each day during the taxable year (or portion of the taxable year) in which such U.S. holder held such note. The daily portion is determined by allocating to each day in any “accrual period” a pro rata portion of the OID to that accrual period in such period. The “accrual period” for a note may be of any length and may vary in length over the term of the note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on the first day or the final day of an accrual period.

In general, the amount of OID that accrues with respect to an accrual period is an amount equal to the product of the note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and properly adjusted for the length of the accrual period) less the amount of stated interest allocable to the accrual period. The notes' yield to maturity is the rate that, when used to determine the present value of all payments due under the notes, produces an amount equal to the issue price of the notes. The yield must be constant over the term and must be calculated to at least two decimal places. OID allocable to a final accrual period is generally the difference between the amount payable at maturity and the adjusted issue price at the beginning of the final accrual period. The “adjusted issue price” of a note at the beginning of any accrual period is equal to its issue price increased by the accrued OID for each prior accrual period and reduced by any payments made on such note on or before the first day of the accrual period.

Automatic Exchange of Notes for Outstanding Notes

Under the terms of the indenture governing the notes, if the notes are issued at an issue price different from the adjusted issue price of the Outstanding Notes (for example, as a result of changes in prevailing interest rates) or if we otherwise determine that the notes need to have a new CUSIP number, then, following the consummation of the sale of the notes a portion of each holder's notes will be automatically exchanged for a portion of the Outstanding Notes and the records of any record holders of the notes will be revised to reflect such exchanges. Consequently, following this issuance of notes, without any further action by such holder, each holder of notes and each holder of Outstanding Notes will own an inseparable unit composed of a proportionate percentage of both the Outstanding Notes and the notes issued in this offering, but the aggregate stated principal amount of the notes owned by each holder will not change as a result of such issuance and exchange. The indenture provides for a similar exchange if additional notes are issued subsequent to the issuance of the notes.

The tax consequences of such exchange are not entirely clear. We intend to take the position that the original issue discount rules (discussed above) will be applied to each holder as though, following the exchange, such holder owned a portion of the notes and a portion of the Outstanding Notes. If the notes are issued at a price above the adjusted issue price of the Outstanding Notes, this could result in your being required to include in income, over the term of the notes, a greater amount of OID than would have been the case if the exchange had not occurred.

Alternatively, it is possible that that the IRS could assert that OID attributable to the Outstanding Notes and the notes should be reported only to the persons that initially acquired such Outstanding Notes or such notes (and their transferees). In such case, the IRS might further assert that, unless a holder can establish that it is not such a person (or transferee thereof), all of the notes held by such holder have the maximum amount of OID contained in either the Outstanding Notes or the notes. Any of these assertions by the IRS could create significant uncertainties in the pricing of the notes and could adversely affect the market for the notes.

We also intend to take the position that the automatic exchange will not be a taxable exchange of your notes for U.S. federal income tax purposes, but there can be no assurance that the IRS will not assert that such a taxable exchange occurred. If such assertion were sustained, and if, at the time, the value of the Outstanding Notes were to exceed your basis in the notes, you would recognize gain on the deemed exchange (but any loss probably would not be recognized). Your initial tax basis in the notes deemed to have been received in the exchange would be the fair market value of the Outstanding Notes deemed to be received in the exchange (adjusted to reflect any disallowed loss), and your holding period for such notes would begin on the day after the deemed exchange.

Similar tax issues would exist if an automatic exchange were to occur as a result of subsequent issuances of notes. In addition, regardless of whether a subsequent issuance of notes results in a taxable exchange, such issuance may increase the OID that you were previously accruing with respect to the notes. Following any subsequent issuance of notes, we (and our agents) will report any OID on the subsequently issued notes ratably among all holders of notes, and each holder of notes, by purchasing notes, agrees to report OID in a manner consistent with this approach.

If the subsequently issued notes are issued at a price below the adjusted issue price of the old notes, the deemed exchange would generally result in the holders of the old notes reporting more OID interest income over the term of the notes than they would have reported had no such subsequent issuance occurred, and any such additional interest income will be reflected as an increase in the tax basis of the notes, which would generally result in a capital loss (or reduced capital gain) upon a sale, exchange or retirement of the notes. Conversely, if the subsequently issued notes are issued at a price above the adjusted issue price of the old notes, the deemed exchange would generally result in the holders of the old notes reporting less interest income over the term of the notes than they would have reported had no such subsequent issuance occurred. Any such reduced interest income will cause a holder to have less tax basis in the notes than a holder would have had if there had been no such deemed exchange because a holder’s tax basis will not be increased by as much accrued OID. This comparatively lower tax basis would generally result in a greater capital gain (or reduced capital loss) upon a sale, exchange or retirement of the notes. On the other hand, although not entirely clear it is possible that if the adjusted issue price of the old note is less than the issue price of the holder's new note, the IRS could take the position that such difference constitutes market discount. You should, however, consult your own tax advisor as to the application of the market discount rules to your particular situation.

Due to the complexity and uncertainty surrounding the U.S. federal income tax treatment of subsequent issuances and exchanges of notes, prospective investors are urged to consult their tax advisors regarding the applicable tax consequences to them in light of their particular circumstances.

Sale, Exchange or Redemption of the Notes

Upon the disposition of a note by sale, exchange or redemption, you generally will recognize gain or loss equal to the difference between (i) the amount realized on the sale, exchange or redemption (other than amounts attributable to accrued but unpaid stated interest which, if not previously included in income, will be treated as interest paid on the notes) and (ii) your adjusted federal income tax basis in the note. Your adjusted federal income tax basis in a note generally will equal the cost of the note increased by the amount of any OID previously included in your income with respect to the note.

Any gain or loss you recognize on a disposition of a note generally will constitute capital gain or loss and will be long-term capital gain or loss if you held the note for longer than one year at the time of disposition. The deductibility of capital losses is subject to certain limitations.

Non-U.S. Holders

Interest

Interest paid (including OID) to a non-U.S. Holder that is not effectively connected with such holder’s U.S. trade or business will generally not be subject to U.S. federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

•      such holder does not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury Regulations;

•      such holder is not a controlled foreign corporation that is related, directly or indirectly, to us through stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

•      such holder has fulfilled the certification requirements set forth in Section 871(h) or Section 881(c) of the Code, as discussed below.

See the section above under the headings “U.S. Holders—Original Issue Discount; Automatic Exchange of Notes for Outstanding Notes” for a discussion regarding the amount of OID that accrues on the notes.

The certification requirements referred to above will be fulfilled if you certify on IRS Form W-8BEN or other successor form, under penalties of perjury, that you are not a United States person for federal income tax purposes and provide your name and address, and (i) you file IRS Form W-8BEN or other successor form with the withholding agent or (ii) in the case of a note held on your behalf by a securities clearing organization, bank or other financial institution holding customers' securities in the ordinary course of its trade or business, the financial institution files with the withholding agent a statement that it has received the IRS Form W-8BEN or other successor form from the holder and furnishes the withholding agent with a copy thereof; provided that a foreign financial institution will fulfill the certification requirement by filing IRS Form W-8IMY if it has entered into an agreement with the IRS to be treated as a qualified intermediary. With respect to notes held by a non-U.S. partnership and certain other non-U.S. entities, unless the non-U.S. partnership or entity has entered into a withholding agreement with the IRS, the non-US partnership or entity generally will be required to provide on IRS Form W-8IMY or other successor form and to associate with such form an appropriate certification or other appropriate documentation from each partner, other member or beneficial owner of the note. You should consult your tax advisor regarding possible additional certification requirements.

If you cannot satisfy the requirements described above, payments of interest (including OID) made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under the benefit of a tax treaty and stating your taxpayer identification number or (2) IRS Form W-8ECI (or successor form) stating that payments on the note are not subject to withholding tax because such payments are effectively connected with your conduct of a trade or business in the United States, as discussed below.

United States Trade or Business

If interest (including OID) or gain on the notes is effectively connected with a non-U.S. Holder’s conduct of a United States trade or business and, if a tax treaty applies, is attributable to a permanent establishment in the United States, the non-U.S. Holder will be subject to U.S. federal income tax on the interest (including OID) and gain on a net income basis in the same manner as if you were a U.S. Holder. See the section entitled “—U.S. Holders.” In that case, the non-U.S. Holder would not be subject to the

30% U.S. federal withholding tax and would be required in lieu of the certifications described above to provide to the withholding agent a properly executed IRS Form W-8ECI or other successor form. In addition, a foreign corporation that is a holder of the notes may be subject to a branch profits tax equal to 30% (or lower applicable treaty rate) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable tax treaty. For this purpose, interest (including OID) on notes will be included in earnings and profits if so effectively connected.

Sale or Other Taxable Disposition of the Notes

Any gain realized on the sale, exchange or redemption of notes generally will not be subject to U.S. federal income tax unless:

•      that gain is effectively connected with the conduct of a trade or business in the United States and, if a tax treaty applies, is attributable to a permanent establishment in the United States; or

•      you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met;

See the section above under the headings “U.S. Holders—Automatic Exchange of Notes for Outstanding Notes” for a discussion regarding the tax treatment of the automatic exchange.

Information Reporting and Backup Withholding

Under the Code, you may be subject, under certain circumstances, to information reporting and/or backup withholding with respect to certain payments made on or with respect to the notes. Backup withholding applies only if you are a U.S. Holder and you (i) fail to furnish your taxpayer identification number, or TIN, which for an individual is your social security number, within a reasonable time after a request therefor, (ii) furnish an incorrect TIN, (iii) are notified by the IRS that you failed to report interest or dividends properly, or (iv) fail, under certain circumstances, to provide a certified statement, signed under penalty of perjury, that the TIN provided is correct and that you have not been notified by the IRS that you are subject to backup withholding. The application for exemption is available by providing a properly completed IRS Form W-9. These requirements generally do not apply with respect to certain holders, including corporations, tax-exempt organizations, qualified pension and profit sharing trusts, certain financial institutions and individual retirement accounts.

The backup withholding tax rate equals the fourth lowest rate of tax applicable under section 1(c) of the Code. That rate is currently 28%. Any amount withheld from a payment under the backup withholding rules is allowable as credit against your U.S. federal income tax liability (and may entitle you to a refund), provided that the required information is furnished to the IRS. You should consult your tax advisor as to your qualification for exemption from backup withholding and the procedure for obtaining such exemption.

If you are a non-U.S. Holder and you provide the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form, together with all appropriate attachments, signed under penalties of perjury, and stating that you are not a United States person you will not be subject to IRS reporting requirements and U.S. backup withholding.

Under current Treasury Regulations, payments on the sale, exchange or other disposition of a note made to or through a U.S. office of a broker generally will be subject to information reporting or backup withholding unless the holder either certifies its status as a non-U.S. Holder under penalties of perjury on the applicable IRS Form W-8BEN, IRS Form W-8IMY or other applicable form (as described above) or otherwise establishes an exemption. The payment of the proceeds on the disposition of a note by a non-U.S. Holder to or through a non-U.S. office of a non-U.S. broker will not be subject to backup withholding or information reporting unless the non-U.S. broker is a “U.S. Related Person” (as defined below). The payment of proceeds on the disposition of a note by a non-U.S. Holder to or through a non-U.S. office of a U.S. broker or a U.S. Related Person generally will not be subject to backup withholding but will be subject to information reporting unless the holder certifies its status as a non-U.S. Holder under penalties of perjury or the broker has certain documentary evidence in its files as to the non-U.S. Holder's foreign status and the broker has no actual knowledge to the contrary.

For this purpose, a “U.S. Related Person’’ is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment (or for such part of the period that the broker has been in existence) is derived from activities that are effectively connected with the conduct of a U.S. trade or business or (iii) a foreign partnership if at any time during its tax year one or more of its partners are United States persons who, in the aggregate, hold more than 50% of the income or capital interest of the partnership or if, at any time during its taxable year, the partnership is engaged in the conduct of a U.S. trade or business.

Information reporting requirements may apply regardless of whether withholding is required. Copies of the information returns reporting such interest and withholding also may be made available to the tax authorities in the country in which a non-U.S. Holder is a resident under the provisions of an applicable income tax treaty or agreement.

UNDERWRITING

Under the terms and subject to the conditions of the underwriting agreement dated March 22, 2006, by and among us, the guarantors listed therein and Jefferies & Company, Inc., as underwriter, we have agreed to sell the underwriter and the underwriter has agreed to purchase, $48,000,000 aggregate principal amount at maturity of the notes. The underwriting discount to be paid to the underwriter by us in connection with the offering is 2% of our gross proceeds from this offering (or 1.9% per $1000 principal amount at maturity of notes), for a total underwriting discount of $912,000. In addition, we have agreed to reimburse certain expenses of the underwriter incurred in connection with this offering

The underwriting agreement provides that the obligations of the underwriter are subject to certain conditions precedent, and that the underwriter will purchase all notes offered hereby if any of such notes are purchased.

The underwriter has advised us that it proposes initially to offer the notes directly to the public at the public offering price set forth on the cover page of this prospectus supplement. The total maximum compensation received by the underwriter will not exceed 8%. After the initial offering of the notes, the public offering price and other selling terms may from time to time be changed.

We do not intend to apply for listing of the notes on a national securities exchange or for quotation on any automated quotation system. We have been advised by the underwriter that the underwriter intends to make a market in the notes but is not obligated to do so and may discontinue market making at any time without notice. We can not assure you as to liquidity of the trading market for the notes.

We and the guarantors of the notes, jointly and severally, have agreed to indemnify the underwriter against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect thereof.

Expenses associated with this offering, payable by us, are estimated to be $175,000.

In connection with the offering to the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may overallot in connection with the offering of the notes, creating a short position. In addition, the underwriter may bid for, and purchase, notes in the open market to cover a short position or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriter is not required to engage in any of these activities, and may end any of them at any time without notice.

None of us, the guarantors, the trustee or the underwriter makes any representation or prediction as the direction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, none of us, the guarantors, the trustee or the underwriter makes any representation that the underwriter will engage in such transaction or that such transaction, once commenced, will not be discontinued without notice.

In the ordinary course of business and in exchange for customary fees, the underwriter and its affiliates have provided investment banking services to us in the past and may do so in the future. Jefferies & Company, Inc. acted as an underwriter in connection with the initial public offering of our common stock in August 2005 and received a customary underwriting fee.

LEGAL MATTERS

Latham & Watkins LLP, Washington, D.C. and Robins, Kaplan, Miller & Ciresi L.L.P., Minneapolis, Minnesota, will each issue an opinion about certain legal matters with respect to the notes. The underwriter has been represented in connection with this offering by Mayer, Brown, Rowe & Maw LLP, New York, New York.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2005, as set forth in their report, which is incorporated by reference in the accompanying prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as expects in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public at the Commission’s website at http://www.sec.gov. You may also inspect copies of these materials and other information about us at the offices of the Nasdaq Stock Market, Inc., National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

INCORPORATION BY REFERENCE

The Commission allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus supplement. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference our annual report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 17, 2006, our 8-K filed on January 6, 2006 and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, between the date of this prospectus supplement and the termination of the offering.

We will furnish without charge to you, upon written or oral request, a copy of any documents incorporated by reference, including exhibits to such documents. You should direct any requests for documents to Eschelon Telecom, Inc., 730 Second Avenue South, Suite 900, Minneapolis, MN 55402, telephone: (612) 376-4400.

PROSPECTUS

$150,000,000

Eschelon Operating Company

Debt Securities, Common Stock,
Preferred Stock and Warrants

We or our majority-owned subsidiaries may from time to time offer up to $150,000,000 in aggregate initial offering price of debt securities, shares of preferred stock, shares of common stock and debt and equity warrants. Payment obligations under any series of debt securities may be guaranteed, on a joint and several basis, by one or more of the Registrant or the Co-Registrants.

Our common stock is traded on the Nasdaq National Market under the symbol “ESCH.” On January 31, 2006, the last reported sale price for our common stock on the Nasdaq National Market was $12.72 per share. We will apply to list any shares of common stock sold under this prospectus and any prospectus supplement on the Nasdaq National Market. We have not determined whether we will list any other securities we may offer on any exchange or over-the-counter market. If we decide to seek listing of any securities, a prospectus supplement will disclose the exchange or market.

When we offer securities, we will provide specific terms of such securities in supplements to this prospectus. The securities offered by this prospectus and any prospectus supplement may be offered directly or to or through underwriters or dealers. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities.

Investing in our securities involves risks. Risks associated with an investment in our securities will be described in the applicable prospectus supplement and certain of our filings with the Securities and Exchange Commission, as described under “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 13, 2006.

ABOUT THIS PROSPECTUS

This prospectus is a part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) utilizing a “shelf” registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $150.0 million. This prospectus provides you with a general description of the securities we or any selling stockholder may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

We have not authorized any dealer, salesman or other person to give any information or to make any representation other than those contained or incorporated by reference in this prospectus and the accompanying supplement to this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus or the accompanying prospectus supplement. This prospectus and the accompanying supplement to this prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate, nor do this prospectus and the accompanying supplement to this prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus and the accompanying prospectus supplement is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus and any accompanying prospectus supplement is delivered or securities are sold on a later date.

Unless the context otherwise requires or as otherwise expressly stated, references in this prospectus to “Eschelon,” “we,” “us” and “our” and similar terms refer to Eschelon Telecom, Inc. and its direct and indirect subsidiaries on a consolidated basis.

ABOUT ESCHELON

We are a leading facilities-based provider of voice and data services and business telephone systems in 19 markets in the western United States. As a facilities-based competitive communications services provider, we provide services to our customers primarily through our network of owned telecommunications switches and related equipment and primarily leased telecommunications lines, or transport. Our voice and data services, which we refer to as our network services, consist of local and long distance telephone services, enhanced voice features and dedicated Internet access. Business telephone systems are telecommunications systems that are combined with telephone handsets to provide telecommunications services and features to business customers. We target the small and medium-sized business segment.

We were incorporated in Delaware in September 1999. Our principal executive offices are located at 730 Second Avenue South, Suite 900, Minneapolis, MN 55402 and our telephone number is (612) 376-4400. Our website address is www.eschelon.com. Information contained in our website is not a part of this prospectus.

RISK FACTORS

You should carefully consider the specific risks set forth under the caption “Risk Factors” in the applicable prospectus supplement and under the caption “Risk Factors” in any of our filings with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) incorporated by reference herein, before making an investment decision. For more information see “Where You Can Find More Information.”

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference into this prospectus contain forward-looking statements that are based on current expectations, estimates and projections about our industry, management’s beliefs, and assumptions made by management. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict; therefore, actual results may differ materially from those expressed or forecasted in any forward-looking statements. The risks and uncertainties include those noted in “Risk Factors” above and in the documents incorporated by reference. Except as required by law, we undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

RATIO OF EARNINGS TO FIXED CHARGES

Our ratio of earnings to fixed charges and the ratio of earnings to combined fixed charges and preference security dividends for each of the five fiscal years ending December 31, 2000, 2001, 2002, 2003 and 2004, respectively and the nine-month periods ended September 30, 2004 and 2005, respectively are set forth below. The information set forth below should be read in conjunction with the financial information incorporated by reference herein. For purposes of these calculations, “earnings” represents pretax income (loss) from continuing operations before fixed charges and “fixed charges” consist of interest expense, amortization of debt financing and an amount equivalent to interest included in rental charges.

	Year ended December 31,					Nine months ended September 30,
	2000	2001	2002	2003	2004	2004	2005
Ratio of earnings to fixed charges	(1)	(1)	4.3	(1)	1.1	1.8	(1)
Ratio of earnings to combined fixed charges and preference security dividends	(1)	(1)	4.3	(1)	1.1	1.8	(1)

(1)          Earnings were insufficient to cover fixed charges and combined fixed charges and preference security dividends for the years ended December 31, 2000, 2001 and 2003 and the nine-month period ended September 30, 2005 by approximately $52.6 million, $53.7 million, $17.2 million and $23.8 million, respectively.

USE OF PROCEEDS

We will use the net proceeds from our sale of the securities for our general corporate purposes, which may include repaying indebtedness, making additions to our working capital, funding future acquisitions or for any other purpose we describe in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may sell the securities to one or more underwriters for public offering and sale by them and may also sell the securities to investors directly or through agents. We will name any underwriter or agent involved in the offer and sale of securities in the applicable prospectus supplement. We have reserved the right to sell or exchange securities directly to investors on our or their own behalf in those jurisdictions where we are authorized to do so.

We may distribute the securities from time to time in one or more transactions:

•       at a fixed price or prices, which may be changed;

•       at market prices prevailing at the time of sale;

•       at prices related to such prevailing market prices; or

•       at negotiated prices.

We may also, from time to time, authorize dealers, acting as our agents, to offer and sell securities upon the terms and conditions set forth in the applicable prospectus supplement. In connection with the sale of securities, we or the purchasers of securities for whom the underwriters may act as agents, may compensate underwriters in the form of underwriting discounts or commissions. Underwriters may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

We will describe in the applicable prospectus supplement any compensation we pay to underwriters or agents in connection with the offering of securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Dealers and agents participating in the distribution of securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, and to reimburse these persons for certain expenses.

To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers or agents and their associates may engage in transactions with and perform services for us in the ordinary course of their business for which they receive compensation.

DESCRIPTION OF DEBT SECURITIES

This prospectus describes certain general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the applicable prospectus supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

We may offer under this prospectus up to $150,000,000 aggregate principal amount of debt securities, or if debt securities are issued at a discount, or in a foreign currency or composite currency, such principal amount as may be sold for an initial public offering price of up to $150,000,000. We may issue debt securities that rank “senior second secured” “senior subordinated” or “subordinated.” The debt securities that we refer to as “senior second secured securities” will be direct senior second secured obligations and will rank equally in right of payment with all other senior obligations of the Company and senior in right of payment to all indebtedness that by its terms is subordinated to such indebtedness and be secured by a second priority lien on substantially all of our existing and future property and assets, other than certain excluded collateral, subject to certain prior liens. We may issue debt securities that will be subordinated in right of payment to the prior payment in full of our senior indebtedness as defined in the applicable prospectus supplement, and may rank equally and ratably with the senior subordinated notes and any other senior subordinated indebtedness. We refer to these as “senior subordinated securities.” We may also issue debt securities that may be subordinated in right of payment to the senior subordinated securities. We refer to these as “subordinated securities.”

The debt securities will be issued under an indenture between us and a trustee, as trustee. We have summarized select portions of the indenture below. The summary is not complete. We have filed with the registration statement of which this prospectus is part two separate forms of indenture, one for the senior second secured securities and one for the senior subordinated securities and subordinated securities. You should read these indentures for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the relevant indenture.

When we refer to “we,” “our” and “us” in this section, we mean Eschelon Telecom, Inc. or the applicable majority-owned subsidiary issuing the debt security, excluding, unless the context otherwise requires or as otherwise expressly stated, our subsidiaries.

General

The terms of each series of debt securities will be established by or pursuant to a resolution of our Board of Directors and set forth or determined in the manner provided in an officers’ certificate or by a supplemental indenture. The particular terms of each series of debt securities will be described in a prospectus supplement relating to such series including any pricing supplement.

Subject to the limitations governing our existing indebtedness, we may issue an unlimited amount of debt securities under one or more indentures that may be in one or more series with the same or various maturities, at par, at a premium, or at a discount. We will set forth in a prospectus supplement, including any pricing supplement, relating to any series of debt securities being offered, the aggregate principal amount and the following terms of the debt securities:

•       the title of the debt securities;

•       the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

•       any limit on the aggregate principal amount of the debt securities;

•       the date or dates on which we will pay the principal on the debt securities;

•       the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

•       whether the debt securities rank as senior second secured securities, senior subordinated debt securities or subordinated debt securities, or any combination thereof;

•       the form and terms of any guarantee of any debt securities;

•       whether, the ratio at which and the terms and conditions upon which, if any, the debt securities will be convertible into or exchangeable for our common stock or our other securities or securities of another person;

•       the place or places where principal of, premium, if any, and interest, if any, on the debt securities will be payable or the method of such payment, if by wire transfer, mail or other means;

•       the terms and conditions upon which we may redeem the debt securities;

•       any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

•       the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

•       the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

•       whether the debt securities will be issued in bearer or fully registered form (and if in fully registered form, whether the debt securities will be issuable, in whole or in part, as global debt securities);

•       the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

•       the currency of denomination of the debt securities;

•       the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made;

•       if payments of principal of, premium or interest on the debt securities will be made in one or more currencies or currency units other than that or those in which the debt securities are denominated, the manner in which the exchange rate with respect to these payments will be determined;

•       the manner in which the amounts of payment of principal of, premium or interest on the debt securities will be determined, if these amounts may be determined by reference to an index based on a currency or currencies other than that in which the debt securities are denominated or designated to be payable or by reference to a commodity, commodity index, stock exchange index or financial index;

•       any provisions relating to any security provided for the debt securities;

•       any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

•       any addition to, change in, or deletion from, the covenants described in this prospectus or in the indenture with respect to the debt securities;

•       any other terms of the debt securities, which may modify, supplement or delete any provision of the indenture as it applies to that series; and

•       any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

In addition, the indentures do not limit our ability to issue subordinated debt securities. Any subordination provisions of a particular series of debt securities will be set forth in the officer’s certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Transfer and Exchange

Each debt security will be represented by either one or more global securities registered in the name of The Depository Trust Company, as depositary, or a nominee (we will refer to any debt security represented by a global debt security as a “book-entry debt security”), or a certificate issued in definitive registered form (we will refer to any debt security represented by a certificated security as a “certificated debt security”) as set forth in the applicable prospectus supplement. Except as set forth under the heading “Global Debt Securities and Book-Entry System” below, book-entry debt securities will not be issuable in certificated form.

Certificated Debt Securities.   You may transfer or exchange certificated debt securities in accordance with the terms of the relevant indenture. No service charge will be made for any transfer or exchange of certificated debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

You may effect the transfer of certificated debt securities and the right to receive the principal of, premium and interest on certificated debt securities only by surrendering the certificate representing those certificated debt securities and either reissuance by us or the trustee of the certificate to the new holder or the issuance by us or the trustee of a new certificate to the new holder.

Global Debt Securities and Book-Entry System.   Each global debt security representing book-entry debt securities will be deposited with, or on behalf of, the depositary, and registered in the name of the depositary or a nominee of the depositary.

The depositary has indicated it intends to follow the following procedures with respect to book-entry debt securities.

Ownership of beneficial interests in book-entry debt securities will be limited to persons that have accounts with the depositary for the related global debt security, which we refer to as participants, or persons that may hold interests through participants. Upon the issuance of a global debt security, the depositary will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the book-entry debt securities represented by such global debt security beneficially owned by such participants. The accounts to be credited will be designated by any dealers, underwriters or agents participating in the distribution of the book-entry debt securities. Ownership of book-entry debt securities will be shown on, and the transfer of such ownership interests will be effected only through, records maintained by the depositary for the related global debt security (with respect to interests of participants) and on the records of participants (with respect to interests of persons holding through participants). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to own, transfer or pledge beneficial interests in book-entry debt securities.

So long as the depositary for a global debt security, or its nominee, is the registered owner of that global debt security, the depositary or its nominee, as the case may be, will be considered the sole owner or holder of the book-entry debt securities represented by such global debt security for all purposes under the relevant indenture. Except as described below, beneficial owners of book-entry debt securities will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of a certificate in definitive form representing securities and will not be considered the owners or holders of those securities under the indenture. Accordingly, each person beneficially owning book-entry debt securities must rely on the procedures of the depositary for the related global debt security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the indenture.

We understand, however, that under existing industry practice, the depositary will authorize the persons on whose behalf it holds a global debt security to exercise certain rights of holders of debt securities, and the indentures provide that we, the trustee and our respective agents will treat as the holder of a debt security the persons specified in a written statement of the depositary with respect to that global debt security for purposes of obtaining any consents or directions required to be given by holders of the debt securities pursuant to the indenture.

We will make payments of principal of, and premium and interest on book-entry debt securities to the depositary or its nominee, as the case may be, as the registered holder of the related global debt security. We, the trustee and any other agent of ours or agent of the trustee will not have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a global debt security or for maintaining, supervising or reviewing any records relating to beneficial ownership interests.

We expect that the depositary, upon receipt of any payment of principal of, premium or interest on a global debt security, will immediately credit participants’ accounts with payments in amounts proportionate to the respective amounts of book-entry debt securities held by each participant as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in book-entry debt securities held through those participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of those participants.

We will issue certificated debt securities in exchange for each global debt security in certain circumstances, including, if the depositary is at any time unwilling or unable to continue as depositary or ceases to be a clearing agency registered under the Exchange Act, and a successor depositary registered as a clearing agency under the Exchange Act is not appointed by us within 90 days. Global debt securities will also be exchangeable by the holders for certificated debt securities if an event of default with respect to the book-entry debt securities represented by those global debt securities has occurred and is continuing. Any certificated debt securities issued in exchange for a global debt security will be registered in such name or names as the depositary shall instruct the trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of book-entry debt securities relating to such global debt security.

We have obtained the foregoing information concerning the depositary and the depositary’s book-entry system from sources we believe to be reliable, but we take no responsibility for the accuracy of this information.

Change of Control

Unless we state otherwise in the applicable prospectus supplement, the indenture related to the senior subordinated securities and subordinated securities will not contain any provisions which may afford holders of the debt securities protection in the event we have a change in control or in the event of a highly leveraged transaction (whether or not such transaction results in a change in control) which could adversely affect holders of debt securities.

The indenture related to the senior second secured securities contains provisions that provide that the holders of such securities will have the right to require us to purchase all or a portion of such holder’s notes at a purchase price in cash equal to 101% of the accreted value thereof on the date of purchase, plus accrued and unpaid interest and additional interest thereon upon the occurrence of a change of control as defined in that indenture.

Covenants

We will set forth in the applicable prospectus supplement any restrictive covenants applicable to any issue of debt securities.

Consolidation, Merger and Sale of Assets

We may not consolidate with or merge with or into, or convey, transfer or lease all or substantially all of our properties and assets to, any person, which we refer to as a successor person, unless:

•       we are the surviving corporation or the successor person (if other than Eschelon Telecom) is a corporation organized and validly existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes our obligations on the debt securities and under the indenture;

•       immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing under the indenture; and

•       certain other conditions that may be set forth in the applicable prospectus supplement are met.

Events of Default

Unless otherwise stated in the applicable prospectus supplement, event of default means, with respect to any series of debt securities, any of the following:

•       default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

•       default in the payment of principal of or premium on any debt security of that series when due and payable at maturity, upon redemption or otherwise;

•       default in the deposit of any sinking fund payment, when and as due in respect of any debt security of that series;

•       default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a specified number of days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a specified percentage of the principal amount of the outstanding debt securities of that series as provided in the indenture;

•       certain events of bankruptcy, insolvency or reorganization; and

•       any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than a specified percentage of the principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but subject to certain conditions set forth in the applicable prospectus supplement, the holders of a majority in principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default with respect to debt securities of that series, have been cured or waived as provided in the indenture. We refer you to the prospectus supplement relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

The indentures provide that the trustee will be under no obligation to exercise any of its rights or powers under the relevant indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

Unless stated otherwise in the applicable prospectus supplement, no holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the relevant indenture or for the appointment of a receiver or trustee, or for any remedy under such indenture, unless:

•       that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

•       the holders of at least a majority in principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of payment.

The indentures require us, within a specified number of days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indentures provide that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments and as otherwise set forth in a prospectus supplement. Except as otherwise set forth in a prospectus supplement, we may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

•       reduce the amount of debt securities whose holders must consent to an amendment or waiver;

•       reduce the rate of or extend the time for payment of interest (including default interest) on any debt security;

•       reduce the principal of or premium on or change the fixed maturity of any debt security or reduce the amount of, or postpone the date fixed for, the payment of any sinking fund or analogous obligation with respect to any series of debt securities;

•       reduce the principal amount of discount securities payable upon acceleration of maturity;

•       waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

•       make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•       make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

•       waive a redemption payment with respect to any debt security.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium or any interest on any debt security of that series; provided, however, subject to certain limitations that may be set forth in a prospectus supplement, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

Legal Defeasance.   Unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations including the obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants.   The indentures provide that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions:

•       we may omit to comply with certain covenants set forth in the indenture, as well as other additional covenants that may be set forth in the applicable prospectus supplement; and

•       any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

The conditions include:

•       depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

•       delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default.   In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations or foreign government obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we shall remain liable for those payments.

Guarantees

Our payment obligations under any series of debt securities may be guaranteed by one or more of the Registrant and the Co-Registrants. The terms of any such guarantee will be set forth in the applicable prospectus supplement.

DESCRIPTION OF COMMON STOCK

The following description of our common stock is only a summary. We encourage you to read our amended and restated certificate of incorporation, which is incorporated by reference into the registration statement of which this prospectus forms a part. As of the date of this prospectus, we are authorized to issue up to 200,000,000 shares of common stock, par value $0.01 per share. As of January 31, 2006, we had outstanding 14,635,229 shares of our common stock.

Liquidation Rights

Upon voluntary or involuntary liquidation, dissolution or winding up, the holders of our common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock.

Dividends

Except as otherwise provided by the Delaware General Corporation Law or our amended and restated certificate of incorporation, the holders of our common stock, subject to the rights of holders of any series of preferred stock, share ratably in all dividends as may from time to time be declared by our board of directors in respect of our common stock out of funds legally available for the payment thereof and payable in cash, stock or otherwise, and in all other distributions (including, without limitation, our dissolution, liquidation and winding up), whether in respect of liquidation or dissolution (voluntary or involuntary) or otherwise, after payment of liabilities and liquidation preference on any outstanding preferred stock.

Voting Rights

Except as otherwise provided by the Delaware General Corporation Law or our certificate of incorporation and subject to the rights of holders of any series of preferred stock, all the voting power of our stockholders shall be vested in the holders of our common stock, and each holder of our common stock shall have one vote for each share held by such holder on all matters voted upon by our stockholders.

Subject to the rights of holders of any outstanding shares of preferred stock to act by written consent, our stockholders may not take any action by written consent in lieu of a meeting and must take any action at a duly called annual or special meeting of stockholders unless the consent is unanimous.

The affirmative vote of holders of at least two-thirds of the combined voting power of our outstanding shares eligible to vote in the election of directors is required to remove directors from office.

Miscellaneous

Our common stock is not convertible into, or exchangeable for, any other class or series of our capital stock. Holders of our common stock have no preemptive or other rights to subscribe for or purchase additional securities of ours. Shares of our common stock are not subject to calls or assessments. All of the outstanding shares of our common stock are fully paid and nonassessable. The transfer agent and registrar for our common stock is Wells Fargo Bank, National Association. Our common stock is listed and traded on the Nasdaq National Market under the symbol “ESCH.”

DESCRIPTION OF PREFERRED STOCK

The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms that will be disclosed in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock offered by us, which will be described in more detail in any prospectus supplement relating to such series, together with the more detailed provisions of our amended and restated certificate of incorporation and the certificate of designation relating to each particular series of preferred stock for provisions that may be important to you. The certificate of designation relating to the particular series of preferred stock offered by an accompanying prospectus supplement and this prospectus will be filed as an exhibit to a document incorporated by reference in the registration statement. The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

As of the date of this prospectus, we are authorized to issue up to 125,000,000 shares of preferred stock, par value $0.01 per share, however, no shares of preferred stock were outstanding. Under our amended and restated certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•       the number of shares to be included in the series;

•       the designation, powers, preferences and rights of the shares of the series; and

•       the qualifications, limitations or restrictions of such series.

Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designation as an amendment to the amended and restated certificate of incorporation. The term “board of directors” includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future. Our board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our or our subsidiaries’ officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

The transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock will be named in the prospectus supplement relating to such series.

Rank

Unless otherwise specified in the prospectus supplement relating to the shares of a series of preferred stock, such shares will rank on an equal basis with each other series of preferred stock and prior to the common stock as to dividends and distributions of assets.

Dividends

Unless stated otherwise in the prospectus supplement relating to the issuance of a series of preferred stock, holders of each series of preferred stock will be entitled to receive cash dividends when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below on the record dates fixed by the board of directors. Dividends on a series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on other series of preferred stock that rank on an equal or senior basis have been paid or sufficient funds have been set apart for payment for

•       all prior dividend periods of other series of preferred stock that pay dividends on a cumulative basis; or

•       the immediately preceding dividend period of other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and each other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for each series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for

•       all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•       the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for a series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock, our preferred stock, our other securities or the debt or equity securities of one or more other entities.

Redemption and Sinking Fund

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or the option of the holder thereof and may be mandatorily redeemed. Any partial redemptions of preferred stock will be made in a way that the board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

No series of preferred stock will receive the benefit of a sinking fund except as set forth in the applicable prospectus supplement.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of preferred stock will have no voting rights, except:

•       as otherwise stated in the prospectus supplement;

•       as otherwise stated in the certificate of designation establishing such series; and

•       as required by applicable law.

DESCRIPTION OF WARRANTS

We may issue warrants for the purchase of debt securities, common stock or preferred stock. We may issue warrants independently or together with any other securities offered by any prospectus supplement and the warrants may be attached to or separate from the other offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into by us with a warrant agent. The warrant agent will act solely as our agent in connection with the series of warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of the warrants. Further terms of the warrants and the applicable warrant agreements will be set forth in the applicable prospectus supplement. As of the date of this prospectus we had no warrants outstanding.

The applicable prospectus supplement will describe the terms of the warrants in respect of which this prospectus is being delivered, including, where applicable, the following:

•       the title of the warrants;

•       the aggregate number of the warrants;

•       the price or prices at which the warrants will be issued;

•       the designation, terms and number of shares of debt securities, common stock or preferred stock purchasable upon exercise of the warrants;

•       the designation and terms of the offered securities, if any, with which the warrants are issued and the number of the warrants issued with each offered security;

•       the date, if any, on and after which the warrants and the related debt securities, common stock or preferred stock will be separately transferable;

•       the price at which each share of debt securities, common stock or preferred stock purchasable upon exercise of the warrants may be purchased;

•       the date on which the right to exercise the warrants shall commence and the date on which that right shall expire;

•       the minimum or maximum amount of the warrants which may be exercised at any one time;

•       information with respect to book-entry procedures, if any;

•       a discussion of certain Federal income tax considerations; and

•       any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

CERTAIN PROVISIONS OF DELAWARE LAW AND OF THE COMPANY’S CHARTER AND BYLAWS

The following paragraphs summarize certain provisions of the Delaware General Corporation Law, or DGCL, and our Amended and Restated Certificate of Incorporation, or Amended Charter, and Amended and Restated Bylaws, or Amended Bylaws. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the DGCL and to our Amended and Amended Bylaws, copies of which are on file with the Commission as exhibits to registration statements previously filed by us. See “Where You Can Find More Information.”

General.   Certain provisions of our certificate of incorporation and by-laws and Delaware law could make our acquisition by a third party, a change in our incumbent management, or a similar change of control more difficult, including:

•       an acquisition of us by means of a tender or exchange offer;

•       an acquisition of us by means of a proxy contest or otherwise; or

•       the removal of a majority or all of our incumbent officers and directors.

These provisions, which are summarized below, are likely to discourage certain types of coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that these provisions help to protect our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us, and that this benefit outweighs the potential disadvantages of discouraging such a proposal because our ability to negotiate with the proponent could result in an improvement of the terms of the proposal.

Election and removal of directors.   Our certificate of incorporation and by-laws contain provisions that effectively restrict the ability of our stockholders to remove directors without at least 66 2/3% of the voting power of the then outstanding shares. In addition, our by-laws provide that, except as otherwise provided by law or our certificate of incorporation, newly created directorships resulting from an increase in the authorized number of directors or vacancies on the board may be filled only by the vote of a majority of the directors then in office (even though less than a quorum is then in office) or by the sole remaining director.

Stockholder meetings.   Under our certificate of incorporation and by-laws, the chairman of the board, the president, a majority of the board of directors or a majority of the voting power of the then outstanding shares may call special meetings of stockholders.

Requirements for advance notification of stockholder nominations and proposals.   Our by-laws will establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

Delaware anti-takeover law.   We are subject to Section 203 of the Delaware general corporation law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the “business combination” or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is defined generally as a person who, together with affiliates and associates, owns or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

Elimination of stockholder action by written consent.   Upon the completion of this offering, our certificate of incorporation will eliminate the right of stockholders to act by written consent without a meeting, unless the consent is unanimous.

No cumulative voting.   Our certificate of incorporation and by-laws do not provide for cumulative voting in the election of directors.

Undesignated capital stock.   The authorization of undesignated capital stock will make it possible for our board of directors to issue stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

Limitation of liability.   As permitted by the Delaware general corporation law, our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•       for any breach of the director’s duty of loyalty to us or our stockholders;

•       for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•       under Section 174 of the Delaware general corporation law, relating to unlawful payment of dividends or unlawful stock purchase or redemption of stock; or

•       for any transaction from which the director derives an improper personal benefit.

As a result of this provision, we and our stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

Our certificate of incorporation and by-laws also provide for the indemnification of our directors and officers to the fullest extent authorized by the Delaware general corporation law. The indemnification provided under our certificate of incorporation and by-laws includes the right to be paid expenses in advance of any proceeding for which indemnification may be payable, provided that the payment of these expenses incurred by a director or officer in advance of the final disposition of a proceeding may be made only upon delivery to us of an undertaking by or on behalf of the director or officer to repay all amounts so paid in advance if it is ultimately determined that the director or officer is not entitled to be indemnified. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of our company pursuant to our company’s Amended Charter, Amended Bylaws and the DGCL, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Under our by-laws, we have the power to purchase and maintain insurance on behalf of any person who is or was one of our directors, officers, employees or agents, or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other business against any liability asserted against the person or incurred by the person in any of these capacities, or arising out of the person’s fulfilling one of these capacities, and related expenses, whether or not we would have the power to indemnify the person against the claim under the provisions of the Delaware general corporation law. We intend to maintain director and officer liability insurance on behalf of our directors and officers.

LEGAL MATTERS

Latham & Watkins LLP, Washington, D.C., will issue an opinion about certain legal matters with respect to the securities.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 2004, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP’s report, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Commission. You may read and copy any document we file at the Commission’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public at the Commission’s website at http://www.sec.gov. You may also inspect copies of these materials and other information about us at the offices of the Nasdaq Stock Market, Inc., National Market System, 1735 K Street, N.W., Washington, D.C. 20006-1500.

The Commission allows us to “incorporate by reference” the information we file with them which means that we can disclose important information to you by referring you to those documents instead of having to repeat the information in this prospectus. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, between the date of this prospectus and the termination of the offering and also between the date of the initial registration statement and prior to effectiveness of the registration statement:

•       our annual report on Form 10-K for the fiscal year ended December 31, 2004, filed on March 31, 2005;

•       our quarterly reports on Form 10-Q for the fiscal quarters ended March 31, 2005, filed May 16, 2005, June 30, 2005 filed on August 15, 2005 and September 30, 2005 filed on November 14, 2005;

•       our current reports on Form 8-K filed April 6, April 18, May 3, May 27, June 23, July 19, August 4, August 12 and September 19, 2005 and January 6, 2006; and

•       the description of our common stock set forth in our registration statement on Form 10 filed April 26, 2004 filed with the Commission to register such securities under the Securities and Exchange Act of 1934, as amended, including any amendment or report filed for the purpose of updating such description.

This prospectus is part of a registration statement on Form S-3 we have filed with the Commission under the Securities Act. This prospectus does not contain all of the information in the registration statement. We have omitted certain parts of the registration statement, as permitted by the rules and regulations of the Commission. You may inspect and copy the registration statement, including exhibits, at the Commission’s public reference room or website. Our statements in this prospectus about the contents of any contract or other document are not necessarily complete. You should refer to the copy of each contract or other document we have filed as an exhibit to the registration statement for complete information.

We will furnish without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. You should direct any requests for documents to Eschelon Telecom, Inc., 730 Second Avenue South, Suite 900, Minneapolis, MN 55402, telephone: (612) 376-4400.

$48,000,000
($45,600,000 gross proceeds)

Eschelon Operating Company

8 3/8% Senior Second Secured Notes due 2010

PROSPECTUS SUPPLEMENT

Sole Book-Running Manager
Jefferies & Company

March 22, 2006

You should rely only on the information contained or incorporated by reference in this prospectus supplement. We have not authorized anyone to provide you with different information. You should not assume that the information contained or incorporated by reference in this prospectus supplement is accurate as of any date other than the date of this prospectus supplement. We are not making an offer of these securities in any state where the offer is not permitted.